Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
by and among
BFC FINANCIAL CORPORATION,
LEV MERGER SUB, INC.
and
LEVITT CORPORATION

TABLE OF CONTENTS

ARTICLE I	DEFINITIONS		2

ARTICLE II	THE MERGER		8

	2.1	Merger	8
	2.2	Consummation of the Merger; Effective Time	8
	2.3	Effect of the Merger	8
	2.4	Articles of Incorporation and Bylaws	8
	2.5	Board of Directors	9
	2.6	Officers	9
	2.7	Additional Actions	9

ARTICLE III	CONVERSION OF SHARES; CONSIDERATION		9

	3.1	Merger Consideration	9
	3.2	Exchange of Certificates	10
	3.3	Stock Transfer Books	13
	3.4	Levitt Options and Restricted Stock	13
	3.5	Appraisal Rights	14

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF BFC AND MERGER SUB		14

	4.1	Organization; Good Standing; Power	14
	4.2	Capitalization	15
	4.3	Authorization; No Violation	16
	4.4	Subsidiaries	17
	4.5	Exchange Act Reports; Financial Statements	17
	4.6	Absence of Certain Changes	18
	4.7	Taxes	18
	4.8	BFC Material Contracts	18
	4.9	Investigations; Litigation	19
	4.10	Insurance	19
	4.11	Compliance with Laws	19
	4.12	Labor Matters	19
	4.13	Employee Benefit Plans	19
	4.14	Related Party Transactions	20
	4.15	Broker’s and Finder’s Fees	20
	4.16	Registration Statement; Joint Proxy Statement/Prospectus	20
	4.17	Tax Treatment	21
	4.18	Opinion of Financial Advisor	21
	4.19	Sarbanes-Oxley	21
	4.20	Certain Business Practices	21
	4.21	Operations of Merger Sub	21
	4.22	Full Disclosure	21

ARTICLE V	REPRESENTATIONS AND WARRANTIES OF LEVITT		21

	5.1	Organization; Good Standing; Power	21
	5.2	Capitalization	22
	5.3	Authorization; No Violation	23
	5.4	Subsidiaries	23
	5.5	Exchange Act Reports; Financial Statements	24
	5.6	Absence of Certain Changes	25
	5.7	Taxes	25
	5.8	Investigations, Litigation	25
	5.9	Levitt Material Contracts	25
	5.10	Broker’s and Finder’s Fees	26
	5.11	Affiliate Letters	26
	5.12	Registration Statement; Joint Proxy Statement/Prospectus	26
	5.13	State Takeover Laws	26
	5.14	Opinion of Financial Advisor	26
	5.15	Tax Treatment	26
	5.16	Full Disclosure	27

ARTICLE VI	CONDUCT OF BUSINESS PRIOR TO THE EFFECTIVE TIME		27

	6.1	Conduct of Business by Levitt	27
	6.2	Conduct of Business by BFC	28
	6.3	Notice	29

ARTICLE VII	ADDITIONAL COVENANTS AND AGREEMENTS		29

	7.1	Access to Information	29
	7.2	Public Announcements	29
	7.3	Reasonable Efforts	30
	7.4	No Solicitation	30
	7.5	Special Meetings	31
	7.6	Registration Statement; Joint Proxy Statement/Prospectus	32
	7.7	Employee Benefit Plans	34
	7.8	Indemnification	34
	7.9	Further Assurances	35
	7.10	Tax Treatment	35
	7.11	Comfort Letters	35
	7.12	Shareholder Litigation	36
	7.13	Liquidity Support of the Surviving Corporation	36
	7.14	Affiliate Letters	36
	7.15	HSR Act	36
	7.16	Directors of BFC	36

ARTICLE VIII	CONDITIONS PRECEDENT TO OBLIGATIONS		36

	8.1	Conditions to Each Party’s Obligation to Effect the Merger	36
	8.2	Conditions to Levitt’s Obligation to Effect the Merger	38
	8.3	Conditions to BFC’s and Merger Sub’s Obligation to Effect the Merger	38

ARTICLE IX	TERMINATION, AMENDMENT AND WAIVER		39

	9.1	Termination of the Agreement	39
	9.2	Effect of Termination	41
	9.3	Amendment and Waiver	41

ARTICLE X	MISCELLANEOUS		41

	10.1	Survival of the Representations and Warranties	41
	10.2	Payment of Expenses	41
	10.3	Binding Effect	42
	10.4	Governing Law	42
	10.5	Counterparts	42
	10.6	Notices	42
	10.7	Entire Agreement; Assignment	43
	10.8	Headings	43
	10.9	Knowledge of the Parties	43
	10.10	Attorneys’ Fees	44
	10.11	No Third Party Beneficiary	44
	10.12	Injunctive Relief	44
	10.13	Jurisdiction; Venue	44
	10.14	Severability	44
	10.15	Waiver	44
	10.16	Special Committee	44
	10.17	Time of the Essence	44

AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of the 30th day of January, 2007, by and among BFC FINANCIAL CORPORATION, a Florida corporation (“BFC”), LEV MERGER SUB, INC., a Florida corporation and a wholly-owned subsidiary of BFC (“Merger Sub”), and LEVITT CORPORATION, a Florida corporation (“Levitt”).
W I T N E S S E T H:
     WHEREAS, BFC has proposed a business combination with Levitt pursuant to which Levitt will merge with and into Merger Sub, with Merger Sub to be the surviving corporation in the merger (the “Merger”);
     WHEREAS, the Board of Directors of Levitt has designated a special committee composed of independent members of such Board of Directors (the “Special Committee”) to, among other things, review and evaluate the terms and conditions, and determine the advisability, of the Merger;
     WHEREAS, the Special Committee has negotiated the terms and conditions of this Agreement on behalf of Levitt and has (i) determined that the Merger is consistent with and in furtherance of the long-term business strategy of Levitt and advisable, fair to, and in the best interests of the Minority Shareholders (as hereinafter defined) and (ii) recommended the approval and adoption of this Agreement by the Levitt Board of Directors;
     WHEREAS, the Board of Directors of Levitt has, based upon the recommendation of the Special Committee, (i) determined that the Merger is consistent with and in furtherance of the long-term business strategy of Levitt and advisable, fair to, and in the best interests of the Minority Shareholders, (ii) approved and adopted this Agreement and declared its advisability and approved the Merger and the other transactions contemplated by this Agreement and (iii) recommended the approval and adoption of this Agreement by the shareholders of Levitt in accordance with this Agreement;
     WHEREAS, the Board of Directors of BFC designated a committee composed of independent directors to review and evaluate the terms and conditions and determine the advisability of a possible business combination between BFC and Levitt, and such committee has determined that the Merger is consistent with and in furtherance of the long term business strategy of BFC and fair to and in the best interests of BFC and BFC’s shareholders and has recommended the approval and adoption of this Agreement by the BFC Board of Directors;
     WHEREAS, the Board of Directors of BFC has determined that the Merger is consistent with and in furtherance of the long-term business strategy of BFC and fair to, and in the best interests of, BFC and its shareholders and has approved and adopted this Agreement, the Merger and the other transactions contemplated by this Agreement;

     WHEREAS, it is intended that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and
     WHEREAS, BFC, Merger Sub and Levitt desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to also set forth certain conditions to the Merger;
     NOW, THEREFORE, for and in consideration of the premises and the mutual agreements, representations, warranties and covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and for the purpose of prescribing the terms and conditions of the Merger, the parties, intending to be legally bound, hereby agree as follows:
ARTICLE I
DEFINITIONS
     When used in this Agreement, and in addition to the other terms defined herein, the following terms shall have the meanings specified:
     “Acquisition Proposal” shall have the meaning set forth in Section 7.4(a).
     “Affiliate” shall mean with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether though the ownership of voting securities, by contract or otherwise; provided, however, that for purposes of this Agreement, Levitt shall not be treated as an Affiliate of BFC, and BFC and BankAtlantic Bancorp, Inc. shall not be treated as Affiliates of Levitt.
     “Affiliate Letter” shall mean an agreement in the form attached hereto as Exhibit A.
     “Agreement” means this Agreement and Plan of Merger as executed on the date hereof and as amended and supplemented in accordance with its terms, including all Schedules and Exhibits.
     “Articles of Merger” shall mean the articles of merger with respect to the Merger to be filed with the Secretary of State of the State of Florida.
     “BFC” shall mean BFC Financial Corporation.
     “BFC Capital Stock” shall have the meaning set forth in Section 4.2(a).
     “BFC Class B Common Stock” shall mean the Class B Common Stock, par value $0.01 per share, of BFC.
     “BFC Class A Common Stock” shall mean the Class A Common Stock, par value $0.01 per share, of BFC.

     “BFC Financial Statements” shall mean the audited Consolidated Statements of Financial Condition, Consolidated Statements of Operations, Consolidated Statements of Comprehensive Income, Consolidated Statements of Shareholders’ Equity and Consolidated Statements of Cash Flows of BFC, and the related notes thereto, for each of BFC’s fiscal years ended on December 31, 2003, 2004 and 2005, and the unaudited Consolidated Statements of Financial Condition, Consolidated Statements of Operations, Consolidated Statements of Comprehensive Income, Consolidated Statements of Shareholders’ Equity and Consolidated Statements of Cash Flows of BFC, and the related notes thereto, for the nine-month period ended September 30, 2006, as each of which is included in the BFC SEC Reports.
     “BFC Leased Real Property” shall mean all real property leased by BFC (including all leasehold or subleasehold estates and other rights to use or occupy any land, buildings (including sales kiosks) and improvements thereon).
     “BFC Material Contract” shall mean any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which BFC or any of its Subsidiaries is a party or otherwise relating to or affecting any of their respective assets, properties or operations.
     “BFC Options” shall mean all options or warrants granted by BFC to purchase shares of BFC Class A Common Stock or BFC Class B Common Stock which are outstanding and unexercised immediately prior to the Effective Time.
     “BFC Option Plans” shall mean (i) the BFC Financial Corporation Stock Option Plan and (ii) the BFC Financial Corporation 2005 Stock Incentive Plan.
     “BFC Owned Real Property” shall mean all real property owned by BFC (including all land, interests in buildings, structures, improvements and fixtures located thereon and all easements and other rights and interests appurtenant thereto owned by BFC).
     “BFC Plans” shall mean all employee benefit plans and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements, whether legally enforceable or not, to which BFC is a party, with respect to which BFC has any obligation or which are maintained, contributed to or sponsored by BFC for the benefit of any current or former employee, officer or director of BFC.
     “BFC SEC Reports” shall have the meaning set forth in Section 4.5(a).
     “BFC Special Meeting” shall mean the special meeting of BFC’s shareholders to be held for the purpose of approving the transactions contemplated hereby.
     “BFC Stock Certificate(s)” shall have the meaning set forth in Section 3.2(a).
     “Business Day” means any day on which banks are not required or authorized by Law or executive order to close in the city of Fort Lauderdale, Florida, USA.
     “Claim” shall have the meaning set forth in Section 7.8.
     “Closing” shall have the meaning set forth in Section 2.2.
     “Closing Date” shall have the meaning set forth in Section 2.2.
     “Code” shall have the meaning set forth in the Recitals.
     “Controlled Group” shall mean a controlled group of organizations (within the meaning of Sections 414(b), (c), (m) or (o) of the Code).
     “Dissenting Shares” shall have the meaning set forth in Section 3.5.
     “Effective Time” shall have the meaning set forth in Section 2.2.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations thereunder.
     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.
     “Exchange/Paying Agent” shall have the meaning set forth in Section 3.2(a).
     “Exchange/Payment Fund” shall have the meaning set forth in Section 3.2(a).
     “Exchange Ratio” shall have the meaning set forth in Section 3.1(c).
     “FBCA” shall mean the Florida Business Corporation Act.
     “GAAP” shall mean United States generally accepted accounting principles, consistently applied during the periods presented in accordance with past practices.
     “Governmental Entity” shall mean any federal, state, local or foreign court, tribunal, arbitral body, administrative agency or commission or other governmental or regulatory authority or administrative agency or commission.
     “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.
     “Indemnified Liabilities” shall have the meaning set forth in Section 7.8.
     “Indemnified Parties” shall have the meaning set forth in Section 7.8.
     “Joint Proxy Statement/Prospectus” shall have the meaning set forth in Section 4.16.

     “Law” shall mean any federal, state or local governmental law, rule, regulation or requirement, including any rules, regulations and Orders promulgated thereunder and any Orders, decrees, consents or judgments of any Governmental Entity and courts having the force of law.
     “Letter of Transmittal” shall have the meaning set forth in Section 3.2(b).
     “Levitt” shall have the meaning set forth in the Preamble.
     “Levitt Class A Common Stock” shall mean the Class A common stock, par value $0.01 per share, of Levitt.
     “Levitt Class B Common Stock” shall mean the Class B common stock, par value $0.01 per share, of Levitt.
     “Levitt Financial Statements” shall mean the audited Consolidated Statements of Financial Condition, Consolidated Statements of Income, Consolidated Statements of Comprehensive Income, Consolidated Statements of Shareholders’ Equity and Consolidated Statements of Cash Flows of Levitt, and the related notes thereto, for each of Levitt’s fiscal years ended on December 31, 2003, 2004 and 2005, and the unaudited Consolidated Statements of Financial Condition, Consolidated Statements of Operations, Consolidated Statements of Comprehensive Income, Consolidated Statements of Shareholders’ Equity and Consolidated Statements of Cash Flows of Levitt, and the related notes thereto, for the nine-month period ended September 30, 2006, as each of which is included in the Levitt SEC Reports.
     “Levitt Material Contract” shall mean any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which Levitt or any of its Subsidiaries is a party or otherwise relating to or affecting any of their respective assets, properties or operations.
     “Levitt Options” shall mean all options or warrants granted by Levitt to purchase shares of Levitt Class A Common Stock which are outstanding and unexercised immediately prior to the Effective Time.
     “Levitt Option Plan” shall mean the Levitt Corporation 2003 Stock Incentive Plan, as amended and restated.
     “Levitt SEC Reports” shall have the meaning set forth in Section 5.5(a).
     “Levitt Special Meeting” shall mean the special meeting of Levitt’s shareholders to be held for the purpose of voting upon the Merger, this Agreement and the other transactions contemplated by this Agreement, and for no other purpose without the prior written consent of BFC.
     “Levitt Stock Certificate(s)” shall have the meaning set forth in Section 3.2(a).
     “Lien” shall mean any lien, charge, pledge, security interest, mortgage, claim, encumbrance, option, right of first refusal and other proscription, restriction, condition, covenant or similar right whether imposed by law, by contract or otherwise.
     “Material Adverse Effect” shall mean any effect, change, event, state of fact, development, circumstance or condition (including changes in banking, thrift or similar laws, rules or regulations) which when considered individually or in the aggregate with all other effects, changes, events, state of facts, developments, circumstances or conditions has materially and adversely affected or could reasonably be expected to materially and adversely affect (i) the results of operations, financial condition, assets, liabilities, or business of BFC or Levitt, as the case may be, in each case including its respective Subsidiaries together with it taken as a whole, including the ability of the parties to consummate the Merger and/or any of the other transactions contemplated hereby; provided, however, that a “Material Adverse Effect” shall not be deemed to include (x) any changes resulting from general economic or political conditions, (y) circumstances that affect the industries in which Levitt or BFC, as the case may be, operate or (z) force majeure events, acts of terrorism or acts of war; and provided, further, that, notwithstanding the foregoing, the changes or events described in clauses (x) through (z) above shall be regarded in determining whether a Material Adverse Effect has occurred if the effects of such changes or events disproportionately impact or uniquely relate to BFC or Levitt, as applicable.
     “Merger Consideration” shall have the meaning set forth in Section 3.2(c).
     “Merger Sub” shall have the meaning set forth in the Preamble.
     “Merger” shall have the meaning set forth in the Recitals.
     “Minority Shareholders” shall mean the holders of Levitt Class A Common Stock, other than BFC and the directors of Levitt who are not “independent” within the meaning of the rules and regulations of the NYSE.
     “NYSE” shall mean the New York Stock Exchange.
     “NYSE Arca” shall mean the NYSE Arca Stock Exchange.
     “Order” shall mean any judgment, ruling, order, writ, injunction, decree, consent decree, statute, rule or regulation.
     “OSHA” shall mean the Occupational Safety and Health Act of 1970, as amended from time to time, and the rules and regulations issued thereunder.
     “PBGC” shall mean the Pension Benefit Guaranty Corporation.
     “Permits” shall mean all permits, licenses, variances, registrations, certificates of authority, Orders and approvals of Governmental Entities.
     “Permitted Liens” shall mean (i) statutory Liens imposed by Law for Taxes that are not yet due and payable, or are being contested in good faith by proper proceedings and which have been adequately reserved for in accordance with GAAP on the Levitt Financial Statements or BFC

Financial Statements, as applicable, (ii) Liens which are purchase money Liens arising in the ordinary course of business for amounts which are not in default; (iii) carriers’, warehousemen’s, mechanics, landlords’, materialmen’s, repairmen’s or other substantially similar Liens arising under Law for amounts not yet due and payable; (iv) easements, rights-of-way and other similar instruments whether or not recorded in the public land records or filed in other public records and which do not, individually or in the aggregate, interfere with the use or marketability of the relevant asset; (v) zoning, subdivision and other applicable Laws; and (vi) amendments, extensions, renewals or replacements of any Lien referred to in clauses (i) through (v) above, to the extent that the scope, duration and effect of the Lien so amended, extended, renewed or replaced remains the same in all material respects.
     “Person” shall mean a natural person, corporation, limited liability company, association, joint stock company, trust, partnership, governmental entity, agency or branch or department thereof, or any other legal entity.
     “Plan” shall mean, with respect to any Person, any employee benefit plan (within the meaning of Section 3(3) of ERISA), stock purchase plan, stock option plan, fringe benefit plan, bonus plan and any other deferred compensation agreement or plan or funding arrangement sponsored, maintained or to which contributions are made by: (i) such Person or any of its Subsidiaries or (ii) any other organization which is a member of a Controlled Group of which such Person or any of its Subsidiaries is a member, or (iii) with respect to which such Person or any of its Subsidiaries or any member of the Controlled Group of which such Person or any of its Subsidiaries has any liability or potential liability.
     “Registration Statement” shall have the meaning set forth in Section 4.16.
     “SEC” means the United States Securities and Exchange Commission.
     “Securities Act” shall mean the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.
     “Special Committee” shall have the meaning set forth in the Recitals.
     “Subsidiary” or “Subsidiaries” of any Person shall mean any corporation, limited liability company, partnership, joint venture or other legal entity of which such Person, directly or indirectly (either alone or through or together with any other Subsidiary of such Person) owns more than fifty percent (50%) of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors, other governing body or manager of such corporation or other legal entity; provided, however, that for purposes of this Agreement, Levitt shall not be treated as a Subsidiary of BFC.
     “Superior Proposal” shall have the meaning set forth in Section 7.4(b).
     “Surviving Corporation” shall have the meaning set forth in Section 2.1.

     “Tax” or “Taxes” shall mean any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including, without limitation, taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth, taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs’ duties, tariffs, and similar charges.
     “Third Party” shall have the meaning set forth in Section 7.4(b).
ARTICLE II
THE MERGER
     2.1 Merger. At the Effective Time, Levitt shall be merged with and into Merger Sub, and Merger Sub will be the surviving corporation of the Merger (the “Surviving Corporation”), in accordance with the terms, conditions and provisions of this Agreement and the Articles of Merger.
     2.2 Consummation of the Merger; Effective Time. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A., 150 West Flagler Street, Miami, Florida 33130, at such time as shall be fixed by mutual agreement of BFC and Levitt as promptly as practicable after the satisfaction or waiver of all of the conditions set forth in this Agreement (the date of Closing is hereinafter sometimes referred to as the “Closing Date”). On or prior to the day before the Closing Date, Levitt and Merger Sub will each execute the Articles of Merger and deliver it to Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. for filing with the Secretary of State of the State of Florida. Subject to the satisfaction or waiver of all conditions precedent to the consummation of the transactions contemplated by this Agreement, the parties shall cause the Merger to become effective on the date of the Closing by (i) causing the filing, in accordance with all applicable regulations, of the Articles of Merger with the Secretary of State of the State of Florida and (ii) causing all other documents which must be recorded or filed as a result of the Merger to be recorded or filed. The Articles of Merger shall provide that the Merger shall be effective as of 5:00 p.m. on the date of Closing (the date and time of such effectiveness being referred to herein as the “Effective Time”). The Closing shall be deemed to occur simultaneously with the Effective Time.
     2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the Articles of Merger and the FBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers and franchises of Levitt and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Levitt and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
     2.4 Articles of Incorporation and Bylaws. The Articles of Incorporation of Merger Sub as in effect immediately prior to the Merger shall be the Articles of Incorporation of the Surviving Corporation. The Bylaws of Merger Sub as in effect immediately prior to the Merger shall be the Bylaws of the Surviving Corporation until thereafter altered, amended or repealed in accordance with applicable law.

     2.5 Board of Directors. As of the Effective Time, the Board of Directors of the Surviving Corporation will consist of the directors of Merger Sub immediately prior to the Effective Time.
     2.6 Officers. As of the Effective Time, the officers of Levitt immediately prior to the Effective Time shall constitute the officers of the Surviving Corporation until such time as their respective successors have been elected and qualified.
     2.7 Additional Actions. If, at any time after the Effective Time, BFC or the Surviving Corporation shall consider or be advised that consistent with the terms of this Agreement any further assignments or assurances in law or any other acts are necessary or desirable (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, title to and possession of any property or right of either Levitt or Merger Sub acquired or to be acquired by reason of, or as a result of, the Merger, or (b) otherwise to carry out the purposes of this Agreement, then, subject to the terms and conditions of this Agreement, each of Levitt and Merger Sub and their officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such property or rights in the Surviving Corporation and otherwise to carry out the purposes of this Agreement; and the officers and directors of the Surviving Corporation are fully authorized in the name of either Levitt or Merger Sub to take any and all such action.
ARTICLE III
CONVERSION OF SHARES; CONSIDERATION
     3.1 Merger Consideration. At the Effective Time, by virtue of the Merger and without any action on the part of BFC, Merger Sub, Levitt or the holders of any of the following securities:
          (a) Each issued and outstanding share of common stock, par value $0.01 per share, of Merger Sub outstanding immediately prior to the Effective Time shall remain outstanding and unchanged following the Effective Time as a share of common stock of the Surviving Corporation.
          (b) Each share of Levitt Class A Common Stock and Levitt Class B Common Stock owned by BFC, Merger Sub or Levitt (in each case other than in a fiduciary capacity or as a result of debts previously contracted), immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no stock of BFC, cash or other consideration shall be delivered in exchange therefor; it being understood that BFC is the sole holder of shares of Levitt Class B Common Stock and all of such shares shall be canceled pursuant to this Section 3.1(b).
          (c) Subject to the other provisions of this Section 3.1, each share of Levitt Class A Common Stock that is issued and outstanding immediately prior to the Effective Time (excluding any shares of Levitt Class A Common Stock canceled pursuant to Section 3.1(b) and excluding Dissenting Shares) shall by virtue of the Merger and without any action on the part of the holder thereof become and be converted into the right to receive 2.27 shares of BFC Class A Common

Stock (such ratio of shares of BFC Class A Common Stock to shares of Levitt Class A Common Stock being referred to as the “Exchange Ratio”).
          (d) At the Effective Time, holders of Levitt Class A Common Stock and Levitt Class B Common Stock shall cease to be, and shall have no rights as, shareholders, and Levitt Stock Certificates shall thereafter represent only the right to receive the consideration provided under this Article III.
          (e) If between the date of this Agreement and the Effective Time the outstanding shares of BFC Class A Common Stock or Levitt Class A Common Stock are changed into a different number of shares by reason of a reorganization, reclassification, recapitalization, division, combination or exchange of shares, or any dividend or other distribution payable in stock or other securities is declared with regard to the BFC Class A Common Stock or Levitt Class A Common Stock with a record date between the date of this Agreement and the Effective Time, the Merger Consideration will be adjusted to provide the holders of Levitt Class A Common Stock the same economic effect as that contemplated by this Agreement if the reorganization, reclassification, recapitalization, division, combination, exchange, dividend or other distribution had not taken place.
     3.2 Exchange of Certificates.
          (a) At or prior to the Effective Time, BFC shall deposit, or shall cause to be deposited, with American Stock Transfer and Trust Company, or such other bank or trust company designated by BFC and who is reasonably satisfactory to Levitt (the “Exchange/Paying Agent”) for the benefit of the holders of certificates representing the shares of Levitt Class A Common Stock (“Levitt Stock Certificates”) for exchange in accordance with this Article III through the Exchange/Paying Agent, (1) certificates representing the shares of BFC Class A Common Stock (“BFC Stock Certificates”) issuable pursuant to Section 3.1(c) above and (2) an estimated amount of cash to be paid in lieu of fractional shares (such cash and such BFC Stock Certificates, together with any dividends or distributions with respect thereto (without any interest thereon), being hereinafter referred to as the “Exchange/Payment Fund”) to be paid pursuant to this Article III in exchange for outstanding Levitt Stock Certificates. The Exchange/Payment Fund shall not be used for any other purpose. The Exchange/Paying Agent shall invest any cash included in the Exchange/Payment Fund, as directed by BFC. Any interest and other income resulting from such investments shall be paid to BFC. Any losses resulting from such investments shall be the sole responsibility of BFC and shall not in any way limit BFC’s obligations to holders of Levitt Stock Certificates.
          (b) Promptly, but in any event no later than three (3) Business Days after the Effective Time, BFC will instruct the Exchange/Paying Agent to mail to each holder of record of Levitt Class A Common Stock who has not previously surrendered his, her or its Levitt Stock Certificates (other than holders of any shares of Levitt Class A Common Stock cancelled pursuant to Section 3.1(b) or holders of Dissenting Shares): (1) a letter of transmittal reasonably acceptable to Levitt (which shall specify that delivery shall be effected, and risk of loss and title to such holder’s Levitt Stock Certificates shall pass, only upon proper delivery of the Levitt Stock Certificates to the Exchange/Paying Agent and shall be in such form and have such other provisions as to which BFC and Levitt may agree) and (2) instructions reasonably acceptable to Levitt for use in effecting the surrender of the Levitt Stock Certificates in exchange for BFC Stock Certificates and cash in lieu of fractional shares in accordance with this Article III (collectively, the “Letter of Transmittal”).
          (c) From and after the Effective Time and upon the surrender of a Levitt Stock Certificate for cancellation (or affidavits and indemnification regarding the loss or destruction of such certificates reasonably acceptable to BFC and the Exchange/Paying Agent) to the Exchange/Paying Agent together with the Letter of Transmittal, duly executed, and such other customary documents as may be required pursuant thereto, the holder of such Levitt Stock Certificate shall be entitled to receive in exchange therefor, and the Exchange/Paying Agent shall deliver in accordance with the Letter of Transmittal: (1) BFC Stock Certificates representing that number of whole shares of BFC Class A Common Stock which such holder has the right to receive in respect of the shares of Levitt Class A Common Stock formerly evidenced by such Levitt Stock Certificate in accordance with Section 3.1 and (2) cash in lieu of fractional shares of BFC Class A Common Stock to which such holder is entitled pursuant to Section 3.2(d) (the shares of BFC Class A Common Stock and cash described in clauses (1) and (2) being collectively referred to as the “Merger Consideration”), and the Levitt Stock Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Levitt Class A Common Stock which is not registered in the transfer records of Levitt, a certificate evidencing the proper number of shares of BFC Class A Common Stock and/or cash may be issued and/or paid in accordance with this Article III to a transferee if the Levitt Stock Certificate evidencing such shares is presented to the Exchange/Paying Agent, accompanied by all documents reasonably required to evidence and effect such transfer and by evidence reasonably acceptable to BFC and the Exchange/Paying Agent that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 3.2, each Levitt Stock Certificate shall be deemed at any time after the Effective Time to evidence only the right to receive upon such surrender (i) the Merger Consideration and (ii) any dividends or other distributions declared or paid on shares of BFC Class A Common Stock after the Effective Time.
          (d) No certificates or scrip evidencing fractional shares of BFC Class A Common Stock shall be issued upon the surrender for exchange of Levitt Stock Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights as a shareholder of BFC. In lieu of any such fractional shares, each holder of shares of Levitt Class A Common Stock, upon surrender of a Levitt Stock Certificate for exchange pursuant to this Section 3.2, shall be paid an amount in cash (without interest), rounded up to the nearest cent, determined by multiplying (1) the average closing price of the BFC Class A Common Stock as quoted on the NYSE Arca for the twenty (20) consecutive trading days ending on and including the trading day two (2) days prior to the day of the Effective Time by (2) the fractional interest to which such holder would otherwise be entitled (after taking into account all shares of Levitt Class A Common Stock then held of record by such holder). Any payment received by a holder of shares of Levitt Class A Common Stock with respect to fractional share interests is merely intended to provide a mechanical rounding off of, and is not separately bargained for, consideration. Notwithstanding the foregoing, if more than one Levitt Stock Certificate shall be surrendered for the account of the same holder, the number of shares of BFC Class A Common Stock to be issued to such holder in exchange for the Levitt Stock Certificates which have been surrendered shall be computed on the basis of the aggregate number of shares represented by all of the Levitt Stock Certificates surrendered for the account of such holder.

          (e) All shares of BFC Class A Common Stock issued and cash paid upon the surrender for exchange of Levitt Stock Certificates in accordance with the terms of this Article III shall be deemed to have been issued and paid, respectively, in full satisfaction of all rights pertaining to the shares of Levitt Class A Common Stock theretofore represented by such Levitt Stock Certificates.
          (f) Any portion of the Exchange/Payment Fund which remains undistributed to the holders of the Levitt Stock Certificates upon the date that is nine (9) months after the Effective Time shall be delivered by the Exchange/Paying Agent to BFC and any holders of Levitt Stock Certificates who have not theretofore complied with this Article III shall thereafter look only to BFC for payment of their claim for the Merger Consideration.
          (g) None of BFC, Levitt, Merger Sub or the Exchange/Paying Agent shall be liable to any Person in respect of any shares of BFC Class A Common Stock or cash from the Exchange/Payment Fund in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Levitt Stock Certificate shall not have been surrendered prior to the date that is seven (7) years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration would otherwise escheat to, or become the property of, any Governmental Entity), any such Merger Consideration shall, to the extent permitted by applicable Law, become the property of BFC, free and clear of all claims or interest of any person previously entitled thereto.
          (h) BFC and Merger Sub shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Levitt Class A Common Stock such amounts as BFC or Merger Sub is required to deduct and withhold with respect to the making of such payment under the Code or any provision of Tax Law. To the extent that amounts are so withheld by BFC or Merger Sub, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Levitt Class A Common Stock in respect of which such deduction and withholding was made by BFC or Merger Sub.
          (i) If any Levitt Stock Certificate shall have been lost, stolen or destroyed, upon the making of a customary affidavit of that fact by the Person claiming such Levitt Stock Certificate to be lost, stolen or destroyed and, if requested by BFC, the posting by such Person of a bond in such reasonable amount as BFC may direct as indemnity against any claim that may be made with respect to such Levitt Stock Certificate, the Exchange/Paying Agent will issue in exchange for such lost, stolen or destroyed Levitt Stock Certificate the Merger Consideration, pursuant to this Article III.
     3.3 Stock Transfer Books. After the Effective Time, there shall be no further registration of transfers on the stock transfer books of Levitt or the Surviving Corporation of the shares of Levitt Class A Common Stock or Levitt Class B Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Levitt Stock Certificates are presented to the Surviving Corporation or the Exchange/Paying Agent for any reason, they shall be canceled and, subject to the provisions of this Article III, exchanged or paid for as provided in this Article III, except as otherwise required by Law.

     3.4 Levitt Options and Restricted Stock.
          (a) At the Effective Time, the Levitt Option Plan shall be assumed by BFC and each Levitt Option that is outstanding and unexercised immediately prior to the Effective Time shall be assumed by BFC and converted into an option to purchase shares of BFC Class A Common Stock in such number and at such exercise price as provided below and otherwise having the same terms and conditions as in effect immediately prior to the Effective Time (except to the extent that such terms, conditions and restrictions may be altered in accordance with their terms or the terms of the applicable Levitt Option Plan as a result of the Merger contemplated hereby and except that all references to Levitt in each such Levitt Option shall be deemed to refer to BFC). All outstanding restricted stock awards issued under the Levitt Option Plan shall be converted into the right to receive restricted stock awards in the form of shares of BFC Class A Common Stock, to be adjusted as provided in Section 3.4(b).
          (b) The number of shares of BFC Class A Common Stock to be subject to the new option or award of restricted stock shall be equal to the product of (i) the number of shares of Levitt Class A Common Stock subject to the original Levitt Option or restricted stock award immediately prior to the Effective Time and (ii) the Exchange Ratio.
          (c) The exercise price per share of the BFC Class A Common Stock underlying the new option shall be equal to (i) the exercise price per share of Levitt Class A Common Stock in effect under the original Levitt Option immediately prior to the Effective Time divided by (ii) the Exchange Ratio.
          (d) In effecting such assumption and conversion, the aggregate number of shares of BFC Class A Common Stock to be subject to each assumed Levitt Option or restricted stock award will be rounded up, if necessary, to the next whole share and the aggregate exercise price shall be rounded down, if necessary, to the next whole cent.
          (e) The adjustments provided herein with respect to any options that are “incentive stock options” (as defined in Section 422 of the Code) shall be effected in a manner consistent with the requirements of Section 424(a) of the Code.
          (f) As soon as practicable after the Effective Time, but in no event later than thirty (30) days after the Effective Time, BFC shall file a Registration Statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of BFC Class A Common Stock underlying the assumed Levitt Options and restricted stock awards, and BFC will use its reasonable efforts to maintain the effectiveness of such registration statement (and the current status of the prospectus or prospectuses contained therein) for so long as any such assumed Levitt Options or restricted stock awards remain outstanding under the Levitt Option Plan to be assumed by BFC.
     3.5 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary and unless otherwise provided by applicable law, each share of Levitt Class A Common Stock which is issued and outstanding immediately prior to the Effective Time and which is owned by a shareholder who, pursuant to Section 607.1301, et seq., of the FBCA duly and validly exercises and perfects his, her or its appraisal rights with respect to his, her or its shares (the “Dissenting Shares”), shall not be converted into the right to receive, or be exchangeable for, the Merger Consideration, but, instead, the holder thereof shall be entitled to payment in cash from the Surviving Corporation of the appraised value of such Dissenting Shares in accordance with the provisions of Section 607.1301, et. seq., of the FBCA. If any such holder shall have failed to duly and validly exercise or perfect or shall have effectively withdrawn or lost such appraisal rights, each share of Levitt Class A Common Stock of such holder shall not be deemed a Dissenting Share and shall automatically be converted into and shall thereafter be exchangeable only for the right to receive the Merger Consideration as provided in this Agreement.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BFC AND MERGER SUB
     BFC and Merger Sub jointly and severally represent and warrant to Levitt as follows:
     4.1 Organization; Good Standing; Power. BFC is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. Each of BFC and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and, except as contemplated in this Agreement, to consummate the Merger and the other transactions contemplated hereby, to own its properties and assets and to carry on its business as now conducted. BFC has heretofore made available to Levitt a complete and correct copy of its Articles of Incorporation, as amended and restated, and its Bylaws, each as amended to the date hereof. Each of BFC and Merger Sub is duly licensed or qualified to conduct business and is in good standing in each jurisdiction in which the nature of its businesses requires such qualification or license, except where the failure to be duly qualified could not reasonably be expected to have a Material Adverse Effect on BFC.
     4.2 Capitalization.
          (a) BFC’s authorized capital stock consists solely of 70,000,000 shares of BFC Class A Common Stock, 20,000,000 shares of BFC Class B Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share (collectively, the “BFC Capital Stock”). As of the date hereof, 28,755,882 shares of BFC Class A Common Stock, 7,090,652 shares of BFC Class B Common Stock, no shares of preferred stock designated as Series A Junior Participating Preferred Stock and 15,000 shares of preferred stock designated as 5% Cumulative Convertible Preferred Stock are issued and outstanding. As of the date hereof, 2,947,448 shares of BFC Class A Common Stock and 1,139,087 shares of BFC Class B Common Stock are reserved for issuance upon exercise of outstanding BFC Options, 1,250,000 shares of BFC Class A Common Stock are reserved for issuance upon conversion of the 5% Cumulative Convertible Preferred Stock, 7,090,652 shares of BFC Class A Common Stock are reserved for issuance upon conversion of shares of BFC Class B Common Stock, and no shares of BFC Capital Stock are held in treasury. Merger Sub’s authorized capital stock consists solely of 1,000 shares of common stock, par value $0.01 per share, of which 100 shares are outstanding and owned by BFC.

          (b) All of the issued and outstanding shares of BFC Capital Stock are duly and validly authorized and issued, fully paid and nonassessable. None of the outstanding shares of BFC Capital Stock have been issued in violation of any statutory preemptive rights. Shares of BFC Class A Common Stock and BFC Class B Common Stock represent the only securities of BFC with the right to vote on the Merger and the other transactions contemplated hereby or for the election of directors of BFC. Except for (i) BFC Options outstanding on the date hereof to acquire not more than 468,000 shares of BFC Class A Common Stock and 1,139,087 shares of BFC Class B Common Stock and (ii) the 5% Cumulative Convertible Preferred Stock, there are no outstanding or existing BFC Options or other agreements, commitments or obligations relating to the issuance of additional shares of any class of capital stock or other equity securities of BFC.
          (c) All outstanding BFC Options were granted under the BFC Option Plans. None of the BFC Options was issued in violation of applicable Law or the terms of the applicable BFC Option Plan. BFC is not a party to or bound by any contract, agreement or arrangement to sell or otherwise dispose of or redeem, purchase or otherwise acquire any of its capital stock. There are no agreements or understandings with respect to the voting of any shares of BFC Capital Stock or which restrict the transfer of such shares to which BFC is a party, nor, except as set forth on Schedule 4.2(c), does BFC have knowledge of any such agreements or understandings to which BFC is not a party. Since September 30, 2006, BFC has not (i) issued any shares of BFC Capital Stock (or securities exercisable for or convertible into BFC Capital Stock) other than upon the valid exercise of BFC Options previously granted under the BFC Option Plans or the valid conversion of shares of BFC Class B Common Stock to BFC Class A Common Stock or (ii) granted any options under the BFC Option Plans. True and complete copies of the BFC Option Plans have been made available to Levitt and there is no agreement to amend, modify or supplement the BFC Option Plans from the form made available to Levitt.
          (d) The shares of BFC Class A Common Stock to be issued pursuant to the Merger (including shares of BFC Class A Common Stock underlying the assumed Levitt Options, assuming the exercise and payment in full of any exercise price in accordance with the terms of such Levitt Options), will, when issued (i) be duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by the FBCA, BFC’s Articles of Incorporation or Bylaws, or any agreement to which BFC is a party or is bound; (ii) be registered under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) and the Exchange Act and registered or exempt from registration under applicable state, local and other applicable securities laws; and (iii) be listed on the NYSE Arca, subject only to official notice of listing.
     4.3 Authorization; No Violation. Except to the extent described herein, the execution and delivery of this Agreement by BFC and Merger Sub and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of BFC and Merger Sub, and no other corporate action on the part of BFC or Merger Sub is necessary (other than the filing of the Articles of Merger pursuant to the FBCA and the approval by BFC’s shareholders of the transactions contemplated hereby), and, subject to the terms and conditions of this Agreement and assuming due and valid authorization, execution and delivery hereof by the other parties hereto, this Agreement constitutes the legal, valid and binding obligation of BFC and Merger Sub, enforceable against each of them in accordance with its terms, except as limited by (x) bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance laws and other similar laws affecting creditors’ rights generally, and (y) general principles of equity, regardless of whether asserted in a proceeding in equity or at law. Neither the execution, delivery and performance of this Agreement by BFC or Merger Sub, nor the consummation of the transactions contemplated hereby, nor the compliance by BFC and Merger Sub with any of the provisions of this Agreement, will: (a) violate, conflict with, or result in a breach of any of the provisions of, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration, or the creation of any Lien upon any of the properties or assets of BFC or any Subsidiary of BFC under any of the terms, conditions or provisions of (i) the Articles of Incorporation or Bylaws (or analogous organizational documents) of BFC or any of its Subsidiaries or (ii) any BFC Material Contract, (b) violate any Law or any Order applicable to BFC or any of its Subsidiaries or any of their respective properties or assets or (c) require any filing, declaration or registration by BFC, any Subsidiary of BFC or Merger Sub with, or permission, determination, waiver, authorization, consent or approval of, any Governmental Entity (except for (i) compliance with any applicable requirements of the Securities Act or the Exchange Act (including the filing of (A) the Registration Statement and the Joint Proxy Statement/Prospectus and (B) such reports under Section 13(a) or 13(d) of the Exchange Act with the SEC as may be required in connection with this Agreement and the transactions contemplated hereby), (ii) any filings as may be required under the FBCA in connection with the Merger, including, without limitation, the Articles of Merger, (iii) filings and applications required by NYSE Arca, (iv) any filings as may be required by the HSR Act and (v) such filings and approvals as may be required by any applicable state securities, blue sky or takeover Laws, except in the case of clauses (a)(ii), (b) or (c), where such violation, conflict, breach, default, termination, acceleration, lien, security interest, charge, encumbrance or failure to make such filings or applications could not reasonably be expected to have a Material Adverse Effect on BFC.
     4.4 Subsidiaries. Set forth on Schedule 4.4 hereto is a list of each Subsidiary of BFC (other than Subsidiaries of BankAtlantic Bancorp, Inc.), including its name and jurisdiction of organization. Except as set forth on Schedule 4.4, BFC is the beneficial owner directly or indirectly of 100% of the outstanding equity interests in each of its Subsidiaries (other than Subsidiaries of BankAtlantic Bancorp, Inc.), and all of the shares of capital stock or other equity interests of BFC’s Subsidiaries (other than Subsidiaries of BankAtlantic Bancorp, Inc.) are beneficially owned, directly or indirectly, by BFC free and clear of any Liens. Each Subsidiary of BFC (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to conduct business and in good standing in each jurisdiction in which the nature of its business reasonably requires such qualification or license and (iii) has all necessary power to own its properties and assets and to carry on its business as presently conducted, except, in each case, where the failure or lack thereof could not reasonably be expected to have a Material Adverse Effect on BFC.
     4.5 Exchange Act Reports; Financial Statements.
          (a) Since January 1, 2004, BFC has filed all reports and other documents required to be filed by it with the SEC under the Exchange Act, including but not limited to proxy statements and reports on Form 10-K, Form 10-Q and Form 8-K (as such documents have been amended since the time of their filing, collectively, the “BFC SEC Reports”). As of the respective dates they were filed with the SEC, or if amended prior to the date hereof, as of the date of the last such amendment, the BFC SEC Reports, including all documents incorporated by reference into such reports, complied in all material respects with the rules and regulations of the SEC and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no amendments or modifications to agreements, documents or other instruments which previously had been filed by BFC with the SEC pursuant to the Securities Act or the Exchange Act or any other agreements, documents or other instruments, which have not yet been filed with the SEC but which are or will be required to be filed by BFC.
          (b) The BFC Financial Statements as of the dates thereof and for the periods covered thereby, present fairly, in all material respects, the financial position, results of operations, and cash flows of BFC and its Subsidiaries on a consolidated basis (subject, in the case of unaudited financial statements, to normal recurring year-end audit adjustments which did not and are not expected to have a Material Adverse Effect on BFC). Any supporting schedules included in the BFC SEC Reports present fairly, in all material respects, the information required to be stated therein. Such BFC Financial Statements and supporting schedules were prepared: (i) in accordance with the requirements of Regulation S-X promulgated by the SEC; and (ii) except as otherwise noted in the BFC SEC Reports, in conformity with GAAP applied on a consistent basis. Other than as disclosed in the BFC Financial Statements, neither BFC nor any of its Subsidiaries has any liabilities, commitments or obligations of any nature whatsoever, whether accrued, contingent or otherwise that would be required to be reflected on, or reserved against in, a balance sheet or in notes thereto, prepared in accordance with GAAP, other than liabilities, commitments or obligations incurred since September 30, 2006 in the ordinary course of business to Persons other than Affiliates of BFC that could not reasonably be expected to have a Material Adverse Effect on BFC.
     4.6 Absence of Certain Changes. Except as disclosed in the BFC SEC Reports, since September 30, 2006, (i) BFC and each of its Subsidiaries have conducted their business in the ordinary and usual course, consistent with past practices, and (ii) there has not been any event, occurrence, development or set of circumstances or facts which (A) has had or could reasonably be expected to have a Material Adverse Effect on BFC or any of its Subsidiaries, (B) could reasonably be expected to render any of the representations and warranties of BFC incorrect or untrue as of the Closing Date or (C) would result in a violation of the covenants set forth in Section 6.2 of this Agreement had such events, occurrences, developments or set of circumstances or facts occurred after the date hereof.
     4.7 Taxes. Except for such matters as could not reasonably be expected to have a Material Adverse Effect on BFC, (a) BFC and each of its Subsidiaries have timely filed or shall timely file all returns and reports required to be filed by them with any Taxing authority with respect to Taxes for any period ending on or before the Effective Time, taking into account any extension of time to file granted to or obtained on behalf of BFC and its Subsidiaries, (b) all Taxes shown to be payable on such returns or reports that are due prior to the Effective Time have been paid or shall be paid, (c) no deficiency for any amount of Tax has been asserted or assessed by a Taxing authority against BFC or any of its Subsidiaries, (d) BFC and each of its Subsidiaries have provided adequate reserves in their financial statements for any Taxes that have not been paid, whether or not shown as being due on any returns or reports and (e) no audit or other administrative proceedings are presently being conducted or have been threatened in writing against BFC or any of its Subsidiaries by a Taxing authority.
     4.8 BFC Material Contracts. Each BFC Material Contract has been filed as an exhibit to a BFC SEC Report. Except as could not reasonably be expected to have a Material Adverse Effect on BFC: (i) each BFC Material Contract is valid, binding and enforceable against the parties thereto in accordance with its terms, and is in full force and effect on the date hereof; and (ii) BFC and each of its Subsidiaries have performed in all material respects all obligations required to be performed by them to date under, and they are not in material default in respect of, any BFC Material Contract, and no event has occurred which, with due notice or lapse of time or both, would constitute such a material default. No consent of or notice to third parties is required pursuant to the terms of any BFC Material Contract or other material agreement to which BFC or any of its Subsidiaries is a party as a consequence of this Agreement or the transactions contemplated herein, except for such consents or notices which if not obtained or given could not reasonably be expected to have a Material Adverse Effect on BFC or materially impair the ability of BFC to consummate the Merger. To the knowledge of BFC, no other party to any BFC Material Contract is in material default in respect thereof, and no event has occurred which, with due notice or lapse of time or both, would constitute such a material default. BFC has made available to Levitt true, correct and complete copies of all the written BFC Material Contracts and a brief written summary or description of each oral BFC Material Contract, and no BFC Material Contract has been modified in any material respect since the date it was made available.
     4.9 Investigations; Litigation. Except as set forth in the BFC SEC Reports, there is no investigation by any Governmental Entity or any action, suit, proceeding or claim pending or, to the knowledge of BFC, threatened, against BFC or any of its Subsidiaries (including, without limitation, any investigation, action, or proceeding with respect to Taxes), or the assets or business of BFC or any of its Subsidiaries which if determined adversely to BFC or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect on BFC. Neither BFC nor any of its Subsidiaries nor any director, officer, employee or agent of BFC or any of its Subsidiaries (in their respective capacities as such), is a party to any, and there are no pending or, to the knowledge of BFC, threatened, material legal, administrative, arbitral or other proceedings, claims, suits, actions or governmental investigations of any nature against BFC or any of its Subsidiaries, or any director, officer, employee or agent of BFC or any of its Subsidiaries (in their respective capacities as such), or involving any property or assets of BFC or any of its Subsidiaries, and to the knowledge of BFC, there is no outstanding Order of any Governmental Entity entered specifically against or materially affecting BFC or any of its Subsidiaries, or any of their respective assets, businesses or operations.
     4.10 Insurance. BFC and its Subsidiaries have in effect insurance coverage which, in respect to amounts, types and risks insured, is customary for the businesses in which BFC and its Subsidiaries are engaged. All of the insurance policies, binders, bonds and other similar forms of insurance owned, held or maintained by BFC and each of its Subsidiaries are in full force and effect, and all premiums with respect thereto covering all periods up to and including the date hereof have been paid (other than retrospective premiums which may be payable with respect to worker’s compensation insurance policies). Neither BFC nor any of its Subsidiaries is in material default under any such policy, and no notice of cancellation, termination or nonrenewal has been received with respect to any of the foregoing, and all claims thereunder have been filed in due and timely fashion. The insurance policies to which BFC or any of its Subsidiaries is a party are sufficient for compliance with all requirements of Law and, to the extent applicable, of all BFC Material Contracts and provide adequate insurance coverage for the assets and operations of BFC and its Subsidiaries.
     4.11 Compliance with Laws. BFC and each of its Subsidiaries have all Permits and has made all required filings, applications or registrations with applicable Governmental Entities necessary to permit them to carry on their business as presently conducted except where the failure to have such Permits or make such filings, applications or registrations would not have a Material Adverse Effect on BFC. All such Permits are in full force and effect, and, to the knowledge of BFC, no suspension or cancellation of any of them is pending or has been threatened; and all such filings, applications and registrations are current. Neither BFC nor any of its Subsidiaries is in material default under any such Permits or, to the knowledge of BFC, under any Order or under any license, regulation or demand of any Governmental Entity. BFC and each of its Subsidiaries have conducted their business in compliance in all material respects with all applicable Laws.
     4.12 Labor Matters. Neither BFC nor any of its Subsidiaries is a party to, nor does BFC or any of its Subsidiaries have in effect, any organized labor contract or collective bargaining agreement.
     4.13 Employee Benefit Plans.
          (a) Schedule 4.13 lists all of the BFC Plans. Each BFC Plan is now and always has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws. BFC has performed all obligations required to be performed by it under, is not in any material respect in default under or in violation of, and has no knowledge of any default or violation by any party to, any BFC Plan. Except as otherwise described in Schedule 4.13, no action, suit, proceeding or claim is pending or, to the knowledge of BFC, threatened, against BFC with respect to any BFC Plan (other than claims for benefits in the ordinary course).
          (b) All contributions, premiums or payments required to be made with respect to any Plan have been made. All such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental Entity.
          (c) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any severance, termination or other payment to any director, officer, employee or consultant of BFC or any of its Subsidiaries.
     4.14 Related Party Transactions. Except for arrangements disclosed in the BFC SEC Reports, no holder of more than 5% of the BFC Class A Common Stock or BFC Class B Common Stock, or any officer or director of BFC or any Subsidiary of BFC, or, to the knowledge of BFC, any Affiliate of any of the foregoing (other than BFC and its Subsidiaries) (i) is indebted to BFC for money borrowed from BFC; (ii) to the knowledge of BFC, has any direct or indirect material interest in any Person which is a customer or supplier of BFC or any of its Subsidiaries; or (iii) is party to any other material transaction or business relationship with BFC or any of its Subsidiaries that would be required to be disclosed in the BFC SEC Reports pursuant to Item 404 of Regulation S-K of the SEC.
     4.15 Broker’s and Finder’s Fees. Other than Sandler O’Neill & Partners, L.P., BFC has not employed any financial advisor, broker or finder and has not incurred and will not incur any broker’s, finder’s, investment banking or similar fees, commissions or expenses to any other party in connection with the transactions contemplated by this Agreement. BFC has provided to Levitt complete and correct copies of all agreements between BFC and Sandler O’Neill & Partners, L.P. pursuant to which such firm would be entitled to any payment related to the Merger.
     4.16 Registration Statement; Joint Proxy Statement/Prospectus. None of the information included or incorporated by reference in BFC’s registration statement on Form S-4, which shall include the joint proxy statement relating to the Levitt Special Meeting and the BFC Special Meeting (together with any amendments thereof or supplements thereto, the “Joint Proxy Statement/Prospectus”), pursuant to which the issuance of the shares of BFC Class A Common Stock to be issued to Levitt’s shareholders in the Merger will be registered under the Securities Act (the “Registration Statement”), other than information relating to Levitt, will, at the time the Registration Statement is filed with the SEC, at the time it becomes effective under the Securities Act and at the time of the BFC Special Meeting or the Levitt Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
     4.17 Tax Treatment. BFC has no knowledge of any reason why the Merger will, and has not taken or agreed to take and has no plans to take any action that could cause the Merger to, fail to qualify as a “reorganization” under Section 368(a) of the Code.
     4.18 Opinion of Financial Advisor. Sandler O’Neill & Partners, L.P. has delivered to the Board of Directors of BFC its written opinion to the effect that, as of the date hereof, the Merger Consideration to be exchanged is fair to BFC from a financial point of view and its consent to the inclusion of such opinion in the Joint Proxy Statement/Prospectus.
     4.19 Sarbanes-Oxley. There is and has been no failure on the part of BFC or any of its directors or officers, in their capacities as such, to comply in all material respects with any applicable provision of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the rules and regulations promulgated in connection therewith, except, in the case of BFC’s directors and officers, where the failure to comply could not reasonably be expected to have a Material Adverse Effect on BFC.
     4.20 Certain Business Practices. Neither BFC, nor, to BFC’s knowledge, any of its Subsidiaries, nor, in connection with the operation of the business of BFC or any of its Subsidiaries, any directors or officers, agents or employees of BFC or, to BFC’s knowledge, any of its Subsidiaries, has (i) directly or indirectly given or agreed to give any funds for unlawful contributions, payments, gifts, entertainment or other unlawful expenses related to political activity,

(ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any payment in the nature of criminal bribery.
     4.21 Operations of Merger Sub. Merger Sub is a direct, wholly owned subsidiary of BFC, was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement. Except for obligations and liabilities incurred in connection with its organization and the transactions contemplated by this Agreement, Merger Sub has no obligations or liabilities.
     4.22 Full Disclosure. No representation or warranty of BFC contained in this Agreement, and none of the statements or information concerning BFC and its Subsidiaries contained in this Agreement or the exhibits and the schedules hereto, contains or will contain any untrue statement of a material fact nor will such representations, warranties, covenants or statements taken as a whole omit a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF LEVITT
     Levitt represents and warrants to BFC and Merger Sub as follows:
     5.1 Organization; Good Standing; Power. Levitt is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. Levitt has all necessary corporate power and authority to execute and deliver this Agreement and, except as contemplated in this Agreement, to consummate the Merger and the other transactions contemplated hereby, to own its properties and assets and to carry on its business as now conducted. Levitt is duly licensed or qualified to conduct business and in good standing in each jurisdiction in which the nature of its businesses requires such qualification or license, except where the failure to be so licensed or qualified could not reasonably be expected to have a Material Adverse Effect on Levitt.
     5.2 Capitalization.
          (a) Levitt’s authorized capital stock consists solely of 50,000,000 shares of Levitt Class A Common Stock, 10,000,000 shares of Levitt Class B Common Stock and 5,000,000 shares of preferred stock, par value $0.01 per share (collectively, the “Levitt Capital Stock”). As of the date hereof, 18,609,024 shares of Levitt Class A Common Stock, 1,219,031 shares of Levitt Class B Common Stock and no shares of preferred stock are issued and outstanding, 2,111,982 shares of Levitt Class A Common Stock are reserved for issuance upon exercise of outstanding Levitt Options, and no shares of Levitt Capital Stock are held in treasury.
          (b) All of the issued and outstanding shares of Levitt Capital Stock are duly and validly authorized and issued, fully paid and nonassessable. None of the outstanding shares of Levitt Capital Stock have been issued in violation of any statutory preemptive rights. The Levitt Class A Common Stock and Levitt Class B Common Stock are the only securities of Levitt with the right to vote on the transactions contemplated by this Agreement or for the election of directors of Levitt.

Except for Levitt Options outstanding on the date hereof to acquire not more than 1,893,539 shares of Levitt Class A Common Stock, there are no outstanding or existing Levitt Options or other agreements, commitments or obligations relating to the issuance of additional shares of any class of capital stock or other equity securities of Levitt.
          (c) All outstanding Levitt Options were granted under the Levitt Option Plan. None of the Levitt Options was issued in violation of applicable Law or the terms of the plan under which it was granted. Levitt is not a party to or bound by any contract, agreement or arrangement to sell or otherwise dispose of or redeem, purchase or otherwise acquire any of its capital stock. Other than as set forth in Levitt’s Amended and Restated Articles of Incorporation, there are no agreements or understandings with respect to the voting of any shares of Levitt Capital Stock or which restrict the transfer of such shares to which Levitt is a party, nor does Levitt have knowledge of any such agreements or understandings to which Levitt is not a party. Except as set forth on Schedule 5.2, since September 30, 2006, Levitt has not (i) issued any shares of Levitt Capital Stock (or securities exercisable for or convertible into Levitt Capital Stock) other than upon the valid exercise of options previously granted under the Levitt Option Plan or (ii) granted any options under the Levitt Option Plan. The terms of the Levitt Option Plan permit the assumption or substitution of options to purchase BFC Class A Common Stock as provided in this Agreement, without the consent or approval of the holders of such securities, the shareholders of Levitt, or any other Person (other than Levitt’s Board of Directors or a committee thereof), and without mandatory acceleration of the vesting or expiration of any of the Levitt Options. Schedule 5.2 hereto includes a true and complete list as of the date hereof of all holders of outstanding options under the Levitt Option Plan, including the name of such holders, the number of shares of Levitt Class A Common Stock subject to each such option, the exercise or vesting schedule, the exercise price per share and the expiration date of each such option. There are no awards outstanding as of the date hereof under the Levitt Option Plan other than those identified in Schedule 5.2. A true and complete copy of the Levitt Option Plan and all agreements and instruments relating to or issued under the Levitt Option Plan have been made available to BFC and no such plan, agreement or instrument has been amended, modified or supplemented, and there is no agreement to amend, modify or supplement any such plan, agreement or instrument in any case from the form made available to BFC.
          (d) No bonds, debentures, notes or other indebtedness of Levitt having the right to vote on any matters on which shareholders may vote are issued or outstanding.
     5.3 Authorization; No Violation. The execution and delivery of this Agreement by Levitt and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Levitt, and no other corporate action on the part of Levitt is necessary (other than the approval of this Agreement and the Merger by the holders of Levitt Capital Stock and the filing of the Articles of Merger pursuant to the FBCA), and, subject to the terms and conditions of this Agreement and assuming due and valid authorization, execution and delivery hereof by the other parties hereto, this Agreement constitutes the legal, valid and binding obligation of Levitt, enforceable against it in accordance with its terms, except as limited by (x) bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance laws and other similar laws affecting creditors’ rights generally, and (y) general principles of equity, regardless of whether asserted in a proceeding in equity or at law. Except as set forth on Schedule 5.3, neither the execution, delivery and performance of this Agreement by Levitt, nor the consummation of the transactions contemplated hereby, nor the compliance by Levitt with any of the provisions of this Agreement, will: (a) violate, conflict with, or result in a breach of any of the provisions of, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration, or the creation of any Lien upon any of the properties or assets of Levitt or any Subsidiary of Levitt under any of the terms, conditions or provisions of (i) the Articles of Incorporation or Bylaws (or analogous organizational documents) of Levitt or any of its Subsidiaries or (ii) any Levitt Material Contract; (b) violate any Law or any Order applicable to Levitt or any of its Subsidiaries or any of their respective properties or assets or (c) require any filing, declaration or registration by Levitt with, or permission, determination, waiver, authorization, consent or approval of, any Governmental Entity (except for (i) compliance with any applicable requirements of the Securities Act or the Exchange Act (including the filing of (A) the Registration Statement and the Joint Proxy Statement/Prospectus and (B) such reports under Section 13(a) or 13(d) of the Exchange Act with the SEC as may be required in connection with this Agreement and the transactions contemplated hereby); (ii) any filings as may be required under the FBCA in connection with the Merger, including, without limitation, the Articles of Merger, (iii) filings and applications required by the NYSE, (iv) any filings as may be required by the HSR Act and (v) such filings and approvals as may be required by any applicable state securities, blue sky or takeover Laws, except in the case of clauses (a)(ii), (b) or (c), where such violation, conflict, breach, default, termination, acceleration, lien, security interest, charge, encumbrance or failure to make such filings or applications could not reasonably be expected to have a Material Adverse Effect on Levitt.
     5.4 Subsidiaries. Set forth on Schedule 5.4 hereto is a list of each Subsidiary of Levitt, including its name and jurisdiction of organization. Except as set forth on Schedule 5.4 hereto, Levitt does not own more than 20% of the capital stock or similar interests in or control any entities (including, without limitation, corporations, limited liability companies, partnerships, joint ventures and inactive corporations). Except as set forth on Schedule 5.4, Levitt is the beneficial owner directly or indirectly of 100% of the outstanding equity interests in each of its Subsidiaries, and all of the shares of capital stock or other equity interests of Levitt’s Subsidiaries are beneficially owned, directly or indirectly, by Levitt free and clear of any Liens. Each Subsidiary of Levitt (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to conduct business and in good standing in each jurisdiction in which the nature of its business reasonably requires such qualification or license and (iii) has all necessary power to own its properties and assets and to carry on its business as presently conducted, except, in each case, where the failure or lack thereof could not reasonably be expected to have a Material Adverse Effect on Levitt.
     5.5 Exchange Act Reports; Financial Statements.
          (a) Since January 1, 2004, Levitt has filed all reports and other documents required to be filed by it with the SEC under the Exchange Act, including but not limited to proxy statements and reports on Form 10-K, Form 10-Q and Form 8-K (as such documents have been amended since the time of their filing, collectively, the “Levitt SEC Reports”). As of the respective dates they were filed with the SEC, or if amended prior to the date hereof, as of the date of the last such amendment, the Levitt SEC Reports, including all documents incorporated by reference into such reports, complied in all material respects with the rules and regulations of the SEC and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no amendments or modifications to agreements, documents or other instruments which previously had been filed by Levitt with the SEC pursuant to the Securities Act or the Exchange Act or any other agreements, documents or other instruments, which have not yet been filed with the SEC but which are or will be required to be filed by Levitt.
          (b) The Levitt Financial Statements as of the dates thereof and for the periods covered thereby, present fairly, in all material respects, the financial position, results of operations, and cash flows of Levitt and its Subsidiaries on a consolidated basis (subject, in the case of unaudited financial statements, to normal recurring year-end audit adjustments which did not and are not expected to have a Material Adverse Effect on Levitt). Any supporting schedules included in the Levitt SEC Reports present fairly, in all material respects, the information required to be stated therein. Such Levitt Financial Statements and supporting schedules were prepared: (i) in accordance with the requirements of Regulation S-X promulgated by the SEC; and (ii) except as otherwise noted in the Levitt SEC Reports, in conformity with GAAP applied on a consistent basis in accordance with past practice. Other than as disclosed in the Levitt Financial Statements, neither Levitt nor any of its Subsidiaries has any liabilities, commitments or obligations of any nature whatsoever, whether accrued, contingent or otherwise that would be required to be reflected on, or reserved against in, a balance sheet or in notes thereto, prepared in accordance with GAAP, other than liabilities, commitments or obligations incurred since September 30, 2006 in the ordinary course of business to Persons other than Affiliates of Levitt or that could not reasonably be expected to have a Material Adverse Effect on Levitt.
     5.6 Absence of Certain Changes. Except as set forth in Schedule 5.6 or as disclosed in the Levitt SEC Reports, since September 30, 2006, (i) Levitt and its Subsidiaries have conducted their respective businesses in the ordinary and usual course, consistent with past practices, and (ii) there has not been any event, occurrence, development or set of circumstances or facts which (A) has had or could reasonably be expected to have a Material Adverse Effect on Levitt, or (B) could reasonably be expected to render any of the representations and warranties of Levitt contained in this Agreement incorrect or untrue as of the Closing Date or (C) would result in a violation of the covenants set forth in Section 6.1 of this Agreement had such events, occurrences, developments or set of circumstances or facts occurred after the date hereof.
     5.7 Taxes. Except as set forth on Schedule 5.7 and except for such matters as could not reasonably be expected to have a Material Adverse Effect on Levitt, (a) Levitt and each of its Subsidiaries have timely filed or shall timely file all returns and reports required to be filed by them with any taxing authority with respect to Taxes for any period ending on or before the Effective Time, taking into account any extension of time to file granted to or obtained on behalf of Levitt and its Subsidiaries, (b) all Taxes shown to be payable on such returns or reports that are due prior to the Effective Time have been paid or shall be paid, (c) no deficiency for any amount of Tax has been asserted or assessed by a Taxing authority against Levitt or any of its Subsidiaries, (d) Levitt and each of its Subsidiaries have provided adequate reserves in their financial statements for any Taxes that have not been paid, whether or not shown as being due on any returns or reports and (e) no audit or other administrative proceedings are presently being conducted or have been threatened in writing against Levitt or any of its Subsidiaries by a Taxing authority.

     5.8 Investigations, Litigation. Except as set forth on Schedule 5.8 or in the Levitt SEC Reports, there is no investigation by any Governmental Entity or any action, suit, proceeding or claim pending or, to the knowledge of Levitt, threatened, against Levitt or any of its Subsidiaries (including, without limitation, any investigation, action, or proceeding with respect to Taxes), or the assets or business of Levitt or any of its Subsidiaries which, if determined adversely to Levitt or such Subsidiary, could reasonably be expected to have a Material Adverse Effect on Levitt. Except as disclosed on Schedule 5.8: (i) neither Levitt nor any of its Subsidiaries nor any director, manager, officer, employee or agent of Levitt or any of its Subsidiaries (in their respective capacities as such), is a party to any, and there are no pending or, to the knowledge of Levitt, threatened, material legal, administrative, arbitral or other proceedings, claims, suits, actions or governmental investigations of any nature against Levitt or any of its Subsidiaries, or any director, officer, employee or agent of Levitt or any of its Subsidiaries (in their respective capacities as such), or involving any property or assets of Levitt or any of its Subsidiaries and (ii) to the knowledge of Levitt, there is no outstanding Order of any Governmental Entity entered specifically against or materially affecting Levitt or any of its Subsidiaries, or any of their respective assets, businesses or operations.
     5.9 Levitt Material Contracts. Each Levitt Material Contract has been filed as an exhibit to a Levitt SEC Report. Except as could not reasonably be expected to have a Material Adverse Effect on Levitt, (i) each Levitt Material Contract is valid, binding and enforceable against the parties thereto in accordance with its terms, and is in full force and effect on the date hereof; and (ii) Levitt and each of its Subsidiaries have performed in all material respects all obligations required to be performed by such entity to date under, and are not in material default in respect of, any Levitt Material Contract, and no event has occurred which, with due notice or lapse of time or both, would constitute such a material default. Except as set forth on Schedule 5.9 which shall be delivered no later than fifteen (15) Business Days after the date hereof, no consent of or notice to third parties is required pursuant to the terms of any Levitt Material Contract or other material agreement to which Levitt or any of its Subsidiaries is a party as a consequence of this Agreement or the transactions contemplated herein, except for any such consents or notices which if not obtained or given could not reasonably be expected to have a Material Adverse Effect on Levitt or materially impair the ability of Levitt to consummate the Merger. To the knowledge of Levitt, no other party to any Levitt Material Contract is in material default in respect thereof, and no event has occurred which, with due notice or lapse of time or both, would constitute such a material default. Levitt has made available to BFC true, correct and complete copies of all the written Levitt Material Contracts and a brief written summary or description of each oral Levitt Material Contract, and no Levitt Material Contract has been modified in any material respect since the date it was made available.
     5.10 Broker’s and Finder’s Fees. Other than Houlihan Lokey Howard & Zukin, neither Levitt nor any of its Subsidiaries has employed any financial advisor, broker or finder and has not incurred and none will incur any broker’s, finder’s, investment banking or similar fees, commissions or expenses to any other party in connection with the transactions contemplated by this Agreement. Levitt has provided to BFC complete and correct copies of all agreements between Levitt and Houlihan Lokey Howard & Zukin pursuant to which such firm would be entitled to any payment related to the Merger.

     5.11 Affiliate Letters. Schedule 5.11 sets forth each shareholder of Levitt (other than BFC or its Affiliates) that is or could be deemed to be, as of the date hereof, an Affiliate of Levitt.
     5.12 Registration Statement; Joint Proxy Statement/Prospectus. None of the information included or incorporated by reference in Registration Statement or the Joint Proxy Statement/Prospectus, other than information relating to BFC, will, at the time the Registration Statement is filed with the SEC, at the time it becomes effective under the Securities Act or at the time of the BFC Special Meeting or the Levitt Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
     5.13 State Takeover Laws. Levitt has taken all action necessary on its part to exempt the Merger, this Agreement and the transactions contemplated hereby, and the Merger, this Agreement, and (except for the taking of any actions that may be necessary on the part of BFC in order for such matters to be so exempt) the transactions contemplated hereby are exempt from any applicable state anti-takeover statutes, including, without limitation, Sections 607.0901 and 607.0902 of the FBCA.
     5.14 Opinion of Financial Advisor. Houlihan Lokey Howard & Zukin has delivered to the Board of Directors of Levitt its written opinion to the effect that, as of the date hereof, the Merger Consideration is fair to the Minority Shareholders from a financial point of view and its consent to the inclusion of such opinion in the Joint Proxy Statement/Prospectus.
     5.15 Tax Treatment. Levitt has no knowledge of any reason why the Merger will, and has not taken or agreed to take and has no plans to take any action that could cause the Merger to, fail to qualify as a “reorganization” under Section 368(a) of the Code.
     5.16 Full Disclosure. No representation or warranty of Levitt contained in this Agreement, and none of the statements or information concerning Levitt and its Subsidiaries contained in this Agreement or the exhibits and the schedules hereto, contains or will contain any untrue statement of a material fact nor will such representations, warranties, covenants or statements taken as a whole omit a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
ARTICLE VI
CONDUCT OF BUSINESS PRIOR TO THE EFFECTIVE TIME
     6.1 Conduct of Business by Levitt. Except as expressly contemplated by any other provision of this Agreement, Levitt agrees that from the date of this Agreement until the earlier of the termination of this Agreement and the Effective Time, Levitt shall not (and shall cause each of its Subsidiaries to not), directly or indirectly, take or propose to take any of the following actions without the prior written consent of BFC:

          (a) conduct the businesses of Levitt and its Subsidiaries in a manner, or take any action with respect to the businesses of Levitt and its Subsidiaries, that is not in the ordinary course of business and consistent with past practice or that would cause Levitt or any of its Subsidiaries to be in default under any Levitt Material Contract (as in effect on the date hereof, irrespective of any subsequent waiver or amendment);
          (b) change or amend the Articles of Incorporation or Bylaws of Levitt;
          (c) issue, sell, or grant any shares of capital stock (except Levitt Class A Common Stock to be issued upon exercise of Levitt Options outstanding on the date of the Agreement), or, except in the ordinary course of business consistent with past practices, any options, warrants, or rights to purchase or subscribe to, or enter into any arrangement or contract with respect to the issuance or sale of, any of the capital stock of Levitt or any of its Subsidiaries or rights or obligations convertible into or exchangeable for any such shares of capital stock;
          (d) divide, combine or reclassify any of its capital stock or otherwise make any changes in the capital structure of Levitt;
          (e) declare, pay, or set aside for payment any dividend or other distribution in respect of the capital stock or other equity securities of Levitt or any Subsidiary of Levitt, except as consistent with past practice;
          (f) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Levitt or any of its Subsidiaries;
          (g) engage in any action that could reasonably be expected to cause the Merger to fail to qualify as a “reorganization” under Section 368(a) of the Code;
          (h) take any action that would cause Levitt’s representations and warranties set forth in this Agreement to be untrue in any material respect;
          (i) take any action that would reasonably be likely to materially delay the Merger; or
          (j) agree to take or make any commitment to take any of the foregoing actions.
     6.2 Conduct of Business by BFC. Except as expressly contemplated by any other provision of this Agreement, BFC agrees that from the date of this Agreement until the earlier of the termination of this Agreement and the Effective Time, BFC shall not, directly or indirectly, take or propose to take any of the following actions without the prior written consent of Levitt:
          (a) conduct the businesses of BFC and its Subsidiaries in a manner, or take any action with respect to the businesses of BFC and its Subsidiaries, that is not in the ordinary course of business and consistent with past practice or that would cause BFC or any of its Subsidiaries to be in default under any BFC Material Contract (as in effect on the date hereof, irrespective of any subsequent waiver or amendment);

          (b) change or amend the Articles of Incorporation or Bylaws of BFC, except for an amendment to BFC’s Articles of Incorporation increasing the authorized shares of BFC Class A Common Stock and an amendment to BFC’s Bylaws increasing the size of BFC’s Board of Directors;
          (c) divide, combine or reclassify any of its capital stock or otherwise make any changes in the capital structure of BFC;
          (d) declare, pay, or set aside for payment any dividend or other distribution in respect of the capital stock or other equity securities of BFC or any Subsidiary of BFC, except as consistent with past practice;
          (e) cause BFC’s directors and officers liability insurance policy, and any excess liability policy related thereto, to be canceled, terminated or otherwise not be renewed or replaced with at least an equivalent amount of coverage and on other terms no less favorable to BFC and its officers and directors;
          (f) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of BFC or any of its Subsidiaries;
          (g) engage in any action that could reasonably be expected to cause the Merger to fail to qualify as a “reorganization” under Section 368(a) of the Code;
          (h) take any action that would cause BFC’s representations and warranties set forth in this Agreement to be untrue in any material respect;
          (i) take any action that would reasonably be likely to materially delay the Merger; or
          (j) agree to take or make any commitment to take any of the foregoing actions.
     6.3 Notice. Each party will promptly notify the other party of (i) any event of which it obtains knowledge which has or is reasonably likely to have a Material Adverse Effect on such party or any of its Subsidiaries, (ii) any event or circumstance that constitutes or could reasonably be expected to constitute a breach of any of the representations, warranties, or covenants of such party contained herein or (iii) any event or circumstance which could materially and adversely affect the party’s ability to satisfy the conditions to the Merger. Each party will promptly notify the other party in the event it determines that it is unable to fulfill any of the conditions to performance by the other party hereunder.

ARTICLE VII
ADDITIONAL COVENANTS AND AGREEMENTS
     7.1 Access to Information. From the date hereof through the Effective Time, each party shall permit the other party and its authorized representatives reasonable access during regular business hours to the properties of such party (and, in the case of each of BFC or Levitt, its Subsidiaries). Each party shall (and, in the case of each of BFC or Levitt shall cause its Subsidiaries to) make their respective directors, management and other employees and agents and authorized representatives (including counsel and independent public accountants) available to confer with the other party, and its authorized representatives at reasonable times and upon reasonable request, and each party shall disclose and make available to the other party and shall cause its agents and authorized representatives to disclose and make available to the other party, all books, papers and records relating to the assets, properties, operations, obligations and liabilities of such party (and, in the case of each of BFC or Levitt, its Subsidiaries). Each party may make or cause to be made such investigation of the records, business and properties of the other party (and, in the case of each of BFC and Levitt, its Subsidiaries) as such party deems necessary or advisable to familiarize itself and its advisors with such business, properties, and other matters, provided that any such investigation shall be reasonably related to the transactions contemplated hereby and shall not unduly interfere with the normal operations of the other party (or, in the case of each of BFC or Levitt, its Subsidiaries). Each party agrees to maintain the confidentiality of all information exchanged pursuant to this Section 7.1, except as otherwise required by Law.
     7.2 Public Announcements. Any public announcement made by or on behalf of either BFC or Levitt prior to the termination of this Agreement concerning this Agreement, the transactions described herein or any other aspect of the dealings heretofore had or hereafter to be had between Levitt and BFC and their respective Affiliates must first be approved by the other party (any such approval not to be unreasonably withheld or delayed), subject to either party’s obligations under applicable Law or NYSE or NYSE Arca requirements or rules (but such party shall use its reasonable best efforts to consult with the other party as to all such public announcements).
     7.3 Reasonable Efforts. Subject to the terms and conditions of this Agreement, (a) the parties shall use their respective reasonable efforts in good faith to take or cause to be taken as promptly as practicable all reasonable actions that are within their control to cause to be fulfilled those conditions precedent to their obligations to consummate the Merger and (b) the parties shall use reasonable efforts to obtain all consents and approvals required in connection with the consummation of the transactions contemplated by this Agreement.
     7.4 No Solicitation.
          (a) From and after the date of this Agreement until the Effective Time, without the prior written consent of BFC, and subject to Section 7.4(b) hereof, Levitt will not, and will not permit its directors, officers, employees, investment bankers, attorneys, accountants or other representatives, agents or Affiliates to, directly or indirectly, (i) solicit, initiate, or knowingly encourage any Acquisition Proposals or any inquiries or proposals that could reasonably be expected to lead to any Acquisition Proposals, (ii) engage in negotiations or discussions concerning, or provide any non-public information to any Person in connection with, any Acquisition Proposal or under circumstances that could reasonably be expected to result in an Acquisition Proposal or (iii) agree to, approve, recommend or otherwise endorse or support any Acquisition Proposal. As used herein, the term “Acquisition Proposal” shall mean any proposal relating to a possible (1) merger, consolidation, share exchange, business combination or similar transaction involving Levitt or any of its Subsidiaries, (2) sale, lease, exchange, transfer or other disposition (other than sales of inventory in the ordinary course of business consistent with past practices), directly or indirectly, by merger, consolidation, share exchange or otherwise (whether in one or more transactions), of all or substantially all of the assets of Levitt and its Subsidiaries on a consolidated basis, (3) liquidation, dissolution, recapitalization or other similar type of transaction, or (4) transaction which is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term “Acquisition Proposal” shall not include the Merger and the transactions contemplated hereby or any proposal or modification thereof submitted by BFC or any of its Affiliates (other than Levitt or any of its Subsidiaries, directors, officers, employees or agents). Levitt will, and will direct all its directors, officers, employees, investment bankers, attorneys, accountants and other representatives, agents and Affiliates to, immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.
          (b) Notwithstanding the provisions of Section 7.4(a) above, if a Person or group other than BFC or any of its Affiliates (other than Levitt or any of its Subsidiaries, directors, managers, officers, employees or agents) (a “Third Party”) after the date of this Agreement submits to Levitt or its Board of Directors, or the Special Committee, not resulting from a breach of Section 7.4(a) above, an unsolicited, bona fide, written Acquisition Proposal, and the Special Committee or Levitt’s Board of Directors reasonably determines in good faith, (i) after consultation with their financial, legal and other advisors that such Acquisition Proposal will result in, or upon further discussion with or due diligence by such Third Party could reasonably be expected to constitute or result in, a Superior Proposal and (ii) after consultation with outside legal counsel, that the failure to take the action set forth in (A) and (B) below may be inconsistent with its fiduciary duties under applicable Law, then, in such case Levitt may (A) furnish information about its business to the Third Party under protection of an appropriate confidentiality agreement containing customary limitations on the use and disclosure of all non-public written or oral information furnished to such Third Party, provided that Levitt contemporaneously furnishes to BFC all such non-public information furnished to the Third Party and (B) negotiate and participate in discussions and negotiations with such Third Party. In the event that, after the date of this Agreement and prior to the Effective Time, Levitt receives a Superior Proposal not in violation of Section 7.4(a) and the Special Committee or the Board of Directors of Levitt determines, in good faith and after consultation with its financial advisors and legal counsel, that the failure to do so would be inconsistent with the Board of Directors’ fiduciary duties under applicable Law, the Board of Directors may do any or all of the following: (x) withhold, withdraw, modify or change the Board of Directors’ approval or recommendation of this Agreement or the Merger or (y) approve or recommend to the shareholders of Levitt the Superior Proposal. The Board of Directors shall not take the action described in clauses (x) or (y) above without providing BFC with at least two (2) Business Days prior written notice stating that the Board of Directors intends to take such actions and setting forth the information specified in Section 7.4(c) hereof with respect to any Superior Proposal which the Board of Directors intends to accept or recommend. For purposes of this Agreement, “Superior Proposal” means any unsolicited, bona fide, written Acquisition Proposal for consideration consisting of cash (not subject to a financing contingency) and/or securities, and otherwise on terms which the Special Committee or Levitt’s Board of Directors determines, after consultation with their legal, financial and other advisors, are more favorable to the Minority Shareholders from a financial point of view than the Merger or other revised proposal submitted by BFC prior such determination, taking into account the ability of the Third Party to consummate the Superior Proposal on substantially the terms proposed. Nothing contained herein shall prohibit Levitt from taking, and disclosing to its shareholders, a position required by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act.
          (c) Levitt will notify BFC immediately, and in any event within twenty-four (24) hours, if (i) an Acquisition Proposal is made or is modified in any respect (including any written material provided by the offeror, the principal terms and conditions of any such Acquisition Proposal or modification thereto and the identity of the offeror), in which case Levitt will provide a copy of the Acquisition Proposal concurrently with such notice or (ii) Levitt furnishes non-public information to, or enters into discussions or negotiations with respect to an Acquisition Proposal with, any Third Party.
          (d) In addition to the obligations of Levitt set forth in paragraph (a), (b) and (c) of this Section 7.4, Levitt, as promptly as practicable, will advise BFC orally and in writing of any request for information that could reasonably be expected to lead to an Acquisition Proposal, and the material terms and conditions of such request or inquiry. Levitt will keep BFC informed in all respects of the status of any such request or inquiry. In addition to the foregoing, Levitt will provide BFC with prior telephonic (promptly confirmed in writing) or written notice of any meeting of Levitt’s Board of Directors (or any committee thereof) at which Levitt’s Board of Directors (or any committee thereof) is expected or could reasonably be expected to consider an Acquisition Proposal, together with a copy of the documentation relating to such Acquisition Proposal to the extent such documentation is then available (and otherwise provide such documentation as soon as available).
     7.5 Special Meetings.
          (a) Levitt shall call the Levitt Special Meeting to be held as promptly as reasonably practicable after the effectiveness of the Registration Statement for the purpose of voting upon the Merger, this Agreement and the other transactions contemplated by this Agreement and for no other purpose without the prior written consent of BFC. Except as provided in Section 7.4(b) with respect to the right of the Special Committee or Levitt’s Board of Directors to withhold, withdraw, modify or change its recommendation to Levitt’s shareholders, Levitt shall use its reasonable efforts to secure the vote of its shareholders required under the FBCA and this Agreement pursuant to the Joint Proxy Statement/Prospectus.
          (b) BFC shall call the BFC Special Meeting to be held as promptly as reasonably practicable after the effectiveness of the Registration Statement for the purpose of voting on the transactions contemplated hereby. BFC shall use its reasonable efforts to secure the required vote or consent of its shareholders pursuant to the Joint Proxy Statement/Prospectus, and shall take all other action necessary or advisable to obtain the vote or consent of shareholders required by the FBCA to obtain such approval pursuant to the Joint Proxy Statement/Prospectus.

          (c) BFC shall vote all of its shares of Levitt Class A Common Stock and Levitt Class B Common Stock at the Levitt Special Meeting in favor of the Merger and the other transactions contemplated hereby.
          (d) At the Levitt Special Meeting, the inspector of elections designated by the Levitt Board of Directors shall make a special determination as to whether the condition set forth in Section 8.1(a) regarding the required vote of Minority Shareholders has been satisfied.
     7.6 Registration Statement; Joint Proxy Statement/Prospectus.
          (a) As promptly as practicable after the date of this Agreement, Levitt shall supply BFC with the information pertaining to Levitt required by the Securities Act or the Exchange Act, as the case may be, for inclusion or incorporation by reference in the Registration Statement and the Joint Proxy Statement/Prospectus to be filed by BFC, which information shall not at each time the Registration Statement is filed with the SEC, at the time it becomes effective under the Securities Act, at the time the Joint Proxy Statement/Prospectus is mailed to Levitt’s shareholders or at the time of the Levitt Special Meeting or the BFC Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No representation is or shall be made by Levitt with respect to the accuracy of statements made in the Joint Proxy Statement/Prospectus or the Registration Statement based on information supplied by BFC or Merger Sub for inclusion or incorporation by reference in such documents. If before the Effective Time, any event or circumstance relating to Levitt or any of its Subsidiaries, or their respective officers, managers or directors, is discovered by Levitt that should be set forth in an amendment or a supplement to the Registration Statement or Joint Proxy Statement/Prospectus, Levitt shall promptly inform BFC and shall provide to BFC appropriate amendments or supplements to the Registration Statement or Joint Proxy Statement/Prospectus, and the representations and warranties of Levitt set forth in this Section 7.6(a) as to the accuracy of such information shall apply to all such amended or supplemented information
          (b) As promptly as practicable after the date of this Agreement, BFC shall provide Levitt with the information pertaining to BFC and Merger Sub required by the Securities Act or the Exchange Act, as the case may be, for inclusion or incorporation by reference in the Registration Statement or the Joint Proxy Statement/Prospectus to be filed by BFC, which information shall not at the time the Registration Statement is filed with the SEC, at the time it becomes effective under the Securities Act, at the time the Joint Proxy Statement/Prospectus is mailed to Levitt’s shareholders, at the time the Joint Proxy Statement/Prospectus is mailed to BFC’s shareholders or at the time of the Levitt Special Meeting or the BFC Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No representation is or shall be made by BFC with respect to statements made in the Registration Statement or Joint Proxy Statement/Prospectus based on information supplied by Levitt for inclusion or incorporation by reference in such documents. If before the Effective Time, any event or circumstance relating to BFC or any of its Subsidiaries, or their respective officers, managers or directors, should be discovered by BFC that should be set forth in an amendment or a supplement to the Registration Statement or Joint Proxy Statement/Prospectus, BFC shall promptly inform Levitt and shall make appropriate amendments or supplements to the Registration Statement or Joint Proxy Statement/Prospectus, and the representations and warranties of BFC set forth in this Section 7.6(b) as to the accuracy of such information shall apply to all such amended or supplemented information.
          (c) As promptly as practicable after the date of this Agreement, BFC shall prepare and file with the SEC, with Levitt’s assistance, the Registration Statement, which shall include the Joint Proxy Statement/Prospectus of Levitt and BFC relating to the Levitt Special Meeting and BFC Special Meeting. BFC shall use all commercially reasonable efforts to cause the Registration Statement to become effective as promptly as practicable after filing and shall use commercially reasonable efforts to maintain the effectiveness of such Registration Statement until all of the shares of BFC Class A Common Stock have been issued and distributed in the Merger as described in the Joint Proxy Statement/Prospectus. BFC shall take any action required under applicable federal or state securities Laws in connection with the issuance of shares of BFC Class A Common Stock pursuant to the Merger. BFC shall, promptly after the execution of the Agreement, prepare and submit to the NYSE Arca a listing application covering all shares of BFC Class A Common Stock to be issued to the Levitt shareholders in the Merger and pursuant to the Levitt Options and restricted stock awards to be assumed by BFC, and shall use its reasonable best efforts to obtain, prior to the Effective Time, approval for the listing of all of such shares, subject to official notice of issuance, as promptly as practicable after the date hereof, and in any event prior to the Closing. The Surviving Corporation shall use its reasonable best efforts to cause the Levitt Class A Common Stock to be delisted from the NYSE and deregistered under the Exchange Act as soon as practicable following the Effective Time. Levitt shall furnish all information concerning Levitt as BFC may reasonably request in connection with such actions and the preparation of the Registration Statement, including information in response to comments received from the SEC. As promptly as practicable after the Registration Statement becomes effective, Levitt shall mail the Joint Proxy Statement/Prospectus to its shareholders and BFC shall mail the Joint Proxy Statement/Prospectus to its shareholders. Notwithstanding anything to the contrary contained herein, neither the Joint Proxy Statement/Prospectus nor the Registration Statement nor any amendment or supplement thereto shall be filed or mailed without the consent of both BFC and Levitt, which consent shall not be unreasonably withheld.
     7.7 Employee Benefit Plans. As appropriate, Levitt’s Board of Directors shall adopt a resolution to discontinue the sale or contribution (for any applicable period that has not yet commenced) of Levitt Common Stock pursuant to any Levitt Plan subject to Section 401(a) of the Code, or otherwise shall cause such discontinuance.
     7.8 Indemnification.
          (a) After the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless each Person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer or director of Levitt (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorney’s fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of BFC, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each a “Claim”), in which an Indemnified Party is, or is threatened to be made, a party based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of Levitt if such Claim pertains to any matter or fact arising, existing or occurring before the Effective Time (including, without limitation, the Merger) regardless of whether such Claim is asserted or claimed before, at or after the Effective Time (the “Indemnified Liabilities”), to the same extent provided for under the FBCA in effect as of the date hereof and under the Articles of Incorporation or Bylaws of Levitt as in effect on the date hereof. The Surviving Corporation shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the same extent provided for under the FBCA in effect on the date hereof and under the Articles of Incorporation or Bylaws of Levitt upon receipt of any undertaking required by applicable Law. Any Indemnified Party wishing to claim indemnification under this Section 7.8(a), upon learning of any Claim, shall immediately notify BFC (but the failure so to notify BFC shall not relieve it from any liability which it may have under this Section 7.8(a) except to the extent such failure prejudices BFC) and shall deliver to BFC any undertaking required by applicable Law. The Surviving Corporation shall ensure, to the extent permitted under applicable Law, that all limitations of liability existing in favor of the Indemnified Parties as provided in the Articles of Incorporation or Bylaws of Levitt as in effect on the date hereof, or allowed under applicable Law as in effect on the date hereof with respect to Indemnified Liabilities, shall survive the consummation of the transactions contemplated by this Agreement.
          (b) For a period of six (6) years from and after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Levitt (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage and amount containing terms and conditions which are substantially no less advantageous, or in lieu thereof obtain single limit tail coverage providing at least the same coverage and amount containing terms and conditions which are substantially no less advantageous for such period (which shall be purchased by Levitt immediately prior to Closing upon the request of BFC)) with respect to claims arising from facts or events which occurred before the Effective Time.
          (c) The obligations of the Surviving Corporation provided under paragraphs (a) and (b) of this Section 7.8 are intended to be enforceable against the Surviving Corporation directly by the Indemnified Parties and shall be binding on all successors and permitted assigns of the Surviving Corporation.
     7.9 Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable on the part of such party, to consummate and make effective the transactions contemplated by this Agreement at the earliest practicable date, including obtaining all required consents, approvals, waivers, exemptions, amendments and authorizations, giving all notices, and making or effecting all filings, registrations, applications, designations and declarations, including, but not limited to, those described in the schedules to this Agreement, and each party shall cooperate fully with the other (including by providing any necessary information) with respect to the foregoing. In case at any time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of BFC or Levitt will take all such necessary action.

     7.10 Tax Treatment.
          (a) The parties shall use reasonable best efforts to cause the Merger to qualify as a “reorganization” under Section 368(a) of the Code and shall use reasonable best efforts not to, and not to permit or cause any Affiliate or any of BFC’s Subsidiaries to, take any action or cause any action to be taken which would cause the Merger to fail to so qualify as a reorganization under Section 368(a) of the Code.
          (b) Unless otherwise required by applicable Law, BFC, Levitt and Merger Sub shall report the Merger as a reorganization within the meaning of Section 368(a) of the Code.
          (c) The parties hereto shall cooperate and use their reasonable efforts in order for BFC to obtain the opinion of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. described in Section 8.1(h) hereof. In connection therewith, Levitt, BFC and Merger Sub shall deliver to Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. representation letters as may be reasonably requested by such law firm, dated and executed as of the date of such opinion.
     7.11 Comfort Letters. Levitt and BFC will each use their commercially reasonable efforts to cause to be delivered to each other reasonable and customary letters from their respective independent accountants, the first letter dated a date within two (2) Business Days before the effective date of the Registration Statement and the second letter dated a date within two (2) Business Days before the date of the BFC Special Meeting and the Levitt Special Meeting, as applicable, in form and substance reasonably satisfactory to the recipient and customary in scope and substance for comfort letters delivered by independent accountants in connection with registration statements similar to the Registration Statement.
     7.12 Shareholder Litigation. The parties shall cooperate and consult with one another, to the fullest extent possible, in connection with any shareholder litigation against any of them or any of their respective directors or officers with respect to the transactions contemplated by this Agreement. In furtherance of and without in any way limiting the foregoing, each of the parties shall use its respective commercially reasonable efforts to prevail in such litigation (or, with the consent of the other parties, settle such litigation) so as to permit the consummation of the transactions contemplated by this Agreement in the manner contemplated by this Agreement. Notwithstanding the foregoing, no party shall compromise or settle any litigation commenced against it or its directors or officers relating to this Agreement or the transactions contemplated hereby (including the Merger) without the other parties’ prior written consent, which shall not be unreasonably withheld or delayed.
     7.13 Liquidity Support of the Surviving Corporation. BFC shall use its commercially reasonable efforts to support the liquidity needs of the Surviving Corporation and its Subsidiaries after the Effective Time, consistent with the reasonable business judgment and fiduciary duties of the Board of Directors of BFC.
     7.14 Affiliate Letters. Not later than the fifteenth (15th) day prior to the mailing of the Joint Proxy Statement/Prospectus, Levitt shall deliver to BFC a schedule of each Levitt shareholder that is or is reasonably likely to be, as of such date, deemed to be an Affiliate of Levitt and who was not previously disclosed pursuant to Section 5.11 or for whom Levitt has not delivered an Affiliate

Letter pursuant to Section 5.11. Levitt shall use commercially reasonable efforts to cause each Affiliate disclosed pursuant to Section 5.11 and each other shareholder referred to above to execute and deliver an Affiliate Letter to BFC on or before the date of mailing of the Joint Proxy Statement/Prospectus.
     7.15 HSR Act. If required, BFC and Levitt will (a) take all commercially reasonable actions necessary to file as soon as practicable notifications under the HSR Act with respect to the Merger, if required, (b) comply at the earliest practicable date with any request for additional information received from the Federal Trade Commission or Antitrust Division of the Department of Justice pursuant to the HSR Act, and (c) request early termination of all applicable waiting periods.
     7.16 Directors of BFC. BFC shall use its best efforts to cause the directors of Levitt who are not already directors of BFC as of the date of this Agreement to be elected to the Board of Directors of BFC.
ARTICLE VIII
CONDITIONS PRECEDENT TO OBLIGATIONS
     8.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to consummate and effect the Merger and the other transactions contemplated hereby shall be subject to the satisfaction prior to or at the Closing of the following conditions, each of which may only be waived in writing in whole or in part by mutual agreement of all of the parties, to the extent permitted by Law:
          (a) This Agreement, the Merger and the transactions contemplated by this Agreement shall have received the requisite approval and authorization of the shareholders of Levitt in accordance with applicable Law and the Articles of Incorporation and Bylaws of Levitt, and the transactions contemplated by this Agreement shall have received the requisite approval and authorization of the shareholders of BFC in accordance with applicable Law, the rules and regulations of the NYSE Arca and the Articles of Incorporation and Bylaws of BFC. In addition to the approval of the shareholders of Levitt required by applicable Law and Levitt’s Articles of Incorporation and Bylaws, it shall be a further condition that the approval and adoption of this Agreement, the Merger and the transactions contemplated hereby shall receive the affirmative vote of at least a majority of the shares of Levitt Class A Common Stock voted (but not including any vote that is not counted as either affirmative or negative) in person or by proxy at the Levitt Special Meeting by the Minority Shareholders.
          (b) No litigation, arbitration or other proceeding shall be pending by or before any court, arbitration panel or Governmental Entity which seeks to enjoin or prohibit the consummation of the transactions contemplated by this Agreement (other than a proceeding instituted by Levitt or any of its Subsidiaries, directors, officers, employees or agents).
          (c) No Law shall have been enacted or promulgated by any Governmental Entity which prohibits the consummation of the Merger; and there shall be no Order of a Governmental Entity precluding consummation of the Merger.

          (d) The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Joint Proxy Statement/Prospectus, shall have been initiated or threatened in writing by the SEC; and all requests for additional information on the part of the SEC shall have been complied with to the reasonable satisfaction of the parties hereto.
          (e) All consents, approvals, Orders or authorizations of, or registrations, declarations or filings with, any Governmental Entity required by or with respect to Levitt, BFC or any of their respective Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the Merger and other transactions contemplated hereby shall have been obtained or made, including, without limitation, the expiration or termination of any notice and waiting period under the HSR Act, if applicable, other than consents, approvals, Orders, authorizations, registrations, declarations or filings which if not made or obtained could not reasonably be expected to result in a Material Adverse Effect on BFC or the Surviving Corporation after consummation of the Merger. All of such consents and approvals shall have been obtained without the imposition of any conditions which, in the opinion of Levitt and BFC, could reasonably be expected to materially adversely affect the operation of BFC or the Surviving Corporation after consummation of the Merger.
          (f) All written consents, approvals, interim approvals, assignments, waivers, Orders, authorizations or other certificates necessary to provide for the continuation in full force and effect of the Levitt Material Contracts and all other material agreements set forth on Schedule 5.9 and all of the existing Permits of Levitt and for Levitt to consummate the Merger and other transactions contemplated hereby shall have been received, except where the failure to receive such consents, approvals, interim approvals, assignments, waivers, Orders, authorizations or certificates could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Levitt or could not adversely affect the ability of the Surviving Corporation to continue to conduct the business of Levitt as it has been historically conducted by Levitt.
          (g) BFC and Levitt shall each have received the written opinion of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A., in form and substance reasonably acceptable to each of them, dated as of the Closing to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, for U.S. Federal income tax purposes, the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel to BFC shall be entitled to rely upon customary assumptions and representations reasonably satisfactory to such counsel, including representations set forth in certificates of officers of BFC, Merger Sub and Levitt, in form and substance reasonably satisfactory to BFC, Merger Sub and Levitt, respectively.

     8.2 Conditions to Levitt’s Obligation to Effect the Merger. The obligations of Levitt to consummate and effect the Merger and the other transactions contemplated hereby are further subject to the fulfillment of the following conditions, any of which may be waived only in writing in whole or part by Levitt:
          (a) The representations and warranties of BFC and Merger Sub set forth in this Agreement that are qualified by materiality or “Material Adverse Effect” shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Effective Time as if made on and as of the Effective Time, and the representations and warranties of BFC and Merger Sub contained in this Agreement that are not so qualified shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Effective Time as if made on and as of the Effective Time except, in each case, for those representations and warranties which address matters only as of a particular date (which shall remain true and correct or true and correct in all material respects, as applicable, as of such date).
          (b) Each of BFC and Merger Sub shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time.
          (c) BFC shall have obtained approval for listing on the NYSE Arca of the shares of BFC Class A Common Stock to be issued in the Merger, subject only to official notice of issuance.
          (d) The opinion of Houlihan Lokey Howard & Zukin referred to in Section 5.14 hereof shall not have been withdrawn, revoked or materially modified.
          (e) Each of BFC and Merger Sub shall have delivered to Levitt a certificate, dated the Effective Time and signed by their respective Chief Executive Officers and Chief Financial Officers, certifying the satisfaction of the conditions set forth in Sections 8.2(a) and (b) in all respects.
     8.3 Conditions to BFC’s and Merger Sub’s Obligation to Effect the Merger. The obligations of BFC and Merger Sub to consummate and effect the Merger and the other transactions contemplated hereby are further subject to the fulfillment of the following conditions, any of which may be waived only in writing in whole or part by BFC or Merger Sub:
          (a) The representations and warranties of Levitt set forth in this Agreement that are qualified by materiality or “Material Adverse Effect” shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Effective Time as if made on and as of the Effective Time, and the representations and warranties of Levitt contained in this Agreement that are not so qualified shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Effective Time as if made on and as of the Effective Time except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date).
          (b) Levitt shall have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time; provided, however, that this condition shall not apply to any agreement or covenant of Levitt if the failure by Levitt to so perform or comply is attributable to BFC.

          (c) Levitt shall have delivered to BFC a certificate, dated the Closing Date and signed by its President and Chief Financial Officer, certifying the satisfaction of the conditions set forth in Sections 8.3(a) and (b).
          (d) The opinion of Sandler O’Neill & Partners, L.P. referred to in Section 4.18 hereof shall not have been withdrawn, revoked or materially modified.
          (e) Holders of not more than 10% of the outstanding shares of Levitt Class A Common Stock shall have duly and validly exercised, or remain entitled to exercise, appraisal rights in connection with the Merger in accordance with the FBCA.
ARTICLE IX
TERMINATION, AMENDMENT AND WAIVER
     9.1 Termination of the Agreement. This Agreement may be terminated and the Merger and transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time (whether before or after the approval of this Agreement by Levitt’s shareholders), as follows:
          (a) by mutual written consent of Levitt and BFC.
          (b) by either of Levitt or BFC:
               (i) (A) if Levitt’s shareholders do not approve the Merger by the requisite vote at the Levitt Special Meeting (including any adjournment or postponement thereof) or (B) if BFC’s shareholders do not approve the transactions contemplated hereby by the requisite vote at the BFC Special Meeting (including any adjournment or postponement thereof);
               (ii) if any Governmental Entity shall have issued an Order, decree or ruling or taken any other action (which Order, decree, ruling or other action the parties hereto shall use their reasonable efforts to lift), which permanently restrains, enjoins or otherwise prohibits consummation of the Merger and such Order, decree, ruling or other action shall have become final and non appealable;
               (iii) if there shall be any Law enacted, promulgated or issued and deemed applicable to the Merger by any Governmental Entity which would make consummation of the Merger illegal;
               (iv) if the Merger shall not have been consummated by July 31, 2007; provided, however, that if BFC is proceeding in good faith to consummate the Merger, this date may be extended, as specified by BFC in writing to Levitt by July 15, 2007, to a date not later than October1, 2007; provided, further, that the right to terminate this Agreement under this Section 9.1(b)(iv) shall not be available to any party whose failure, or whose Affiliate’s failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

               (v) if (A) the Special Committee and/or Levitt’s Board of Directors shall have finally determined to approve or recommend a Superior Proposal to Levitt’s shareholders after complying with Section 7.4 or (B) the Special Committee and/or Levitt’s Board of Directors withholds or withdraws its recommendation of this Agreement or the Merger or modifies or changes such recommendation in a manner adverse to BFC; or
          (c) by Levitt if:
               (i) BFC or Merger Sub shall have breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in this Agreement, which breach (A) cannot be or has not been cured, in all material respects, within 15 days after the giving of written notice to BFC or Merger Sub, as applicable, and (B) would result in the failure to satisfy a condition set forth in Section 8.2;
               (ii) the average closing price of the BFC Class A Common Stock as quoted on the NYSE Arca and the average closing price of the BankAtlantic Bancorp, Inc. Class A Common Stock as quoted on the NYSE, in each case for the ten (10) consecutive trading days ending on and including the trading day two (2) days prior to the day of the Effective Time, are both less than 70% of the closing prices for such stocks on the date of this Agreement; provided however, that after receiving written notice from Levitt of termination pursuant to this Section 9.1(c)(ii), BFC shall have the right, but not the obligation, to avoid such termination, and to extend the date of the Effective Time for up to two (2) Business Days, by promptly providing written notice to Levitt of its election to adjust the Exchange Ratio so as to increase the value of the consideration delivered to holders of Levitt Class A Common Stock to equal the value such shareholders would have received if the value of the BFC Class A Common Stock at the Effective Time was equal to 70% of the closing price of the BFC Class A Common Stock on the NYSE Arca on the date hereof; and such notice to Levitt shall include the Exchange Ratio, as adjusted.
               (iii) if Houlihan Lokey Howard & Zukin has withdrawn, revoked, annulled or materially modified its fairness opinion.
          (d) by BFC if:
               (i) Levitt shall have breached in any material respect any representation, warranty, covenant or other agreement contained in this Agreement, which breach (i) cannot be or has not been cured, in all material respects, within 15 days after the giving of written notice to Levitt and (ii) would result in the failure to satisfy a condition set forth in Section 8.3;
               (ii) if Sandler O’Neill & Partners, L.P. has withdrawn, revoked, annulled or materially modified its fairness opinion; or
               (iii) a tender offer or exchange offer for ten percent (10%) or more of the outstanding shares of Levitt Common Stock shall have been commenced or a registration statement or statement on Schedule TO with respect thereto shall have been filed (other than by BFC or an Affiliate thereof (other than Levitt or any of its Subsidiaries, directors, officers, employees or agents)) and the Board of Directors of Levitt shall, notwithstanding its obligations hereunder, have (A) recommended that the Levitt shareholders tender their shares in such tender or exchange offer or (B) publicly announced its intention to take no position with respect to such tender offer.

     9.2 Effect of Termination. If this Agreement is terminated pursuant to this Article IX, written notice thereof shall promptly be given by the party electing such termination to the other party and, subject to the expiration of the cure periods provided in Sections 9.1(c) and 9.1(d)(i) above, if any, this Agreement shall terminate without further actions by the parties and no party shall have any further obligations under this Agreement except that nothing in this Section 9.2 shall relieve a breaching party for liability for its willful or intentional breach of this Agreement.
     9.3 Amendment and Waiver. This Agreement may be amended or modified in whole or in part at any time only by a writing signed by the parties hereto. Any term, condition or provision of this Agreement may be waived in writing at any time by the party which is entitled to the benefits thereof.
ARTICLE X
MISCELLANEOUS
     10.1 Survival of the Representations and Warranties. No investigation by the parties hereto made heretofore or hereafter shall affect the representations and warranties of the parties which are contained herein and each such representation and warranty shall survive such investigation. The representations and warranties of the parties hereto contained in this Agreement and in any certificate delivered pursuant hereto or in any exhibit or schedule to this Agreement shall not survive the Effective Time.
     10.2 Payment of Expenses.
          (a) Except as set forth in this Section 10.2, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated.
          (b) BFC and Levitt each agree to pay one-half (1/2) of any printing, mailing and filing expenses of the Registration Statement, the Joint Proxy Statement/Prospectus and any applicable pre-merger notification and report forms under the HSR Act.
     10.3 Binding Effect. Neither this Agreement nor any rights, duties or obligations hereunder shall be assignable by Levitt, in whole or in part, and any attempted assignment in violation of this prohibition shall be null and void. Subject to the foregoing, all of the terms and provisions hereof shall be binding upon, and inure to the benefit of, the successors and permitted assigns of the parties hereto.
     10.4 Governing Law. This Agreement will be governed and enforced in all respects, including validity, interpretation and effect, by the Laws of the State of Florida without giving effect to its principles of conflicts of laws.

     10.5 Counterparts. This Agreement may be executed in several counterparts and one or more separate documents, all of which together shall constitute one and the same instrument with the same force and effect as though all of the parties had executed the same document. Delivery of an executed counterpart signature page to this Agreement by facsimile or other electronic transmission shall be effective as delivery of an original executed counterpart signature page.
     10.6 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly received (i) on the date given if delivered personally or by facsimile (ii) one day after being sent by nationally recognized overnight delivery service or (iii) five days after having been mailed by registered or certified mail (postage prepaid, return receipt requested), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
     If either to BFC or Merger Sub, addressed to:

BFC Financial Corporation 2100 West Cypress Creek Boulevard Fort Lauderdale, Florida 33309 Attn: Alan B. Levan, Chief Executive Officer Facsimile: (954) 940-5050
     With copies addressed to:

Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. 150 West Flagler Street, Suite 2200 Miami, Florida 33130 Attn: Alison W. Miller, Esq. Facsimile: (305) 789-3395
     If to Levitt, addressed to:

Levitt Corporation
2200 West Cypress Creek Boulevard
Fort Lauderdale, Florida 33309
Attn: George Scanlon, Chief Financial Officer
Facsimile: (954) 958-1966

and to

Joel Levy, Chairman of the Special Committee
Adler Group
1400 Northwest 107th Avenue
Miami, Florida 33172-2704
Facsimile: (305) 418-1001

With a copy addressed to (which shall not constitute notice):

Blank Rome LLP Counsel to the Levitt Corporation Special Committee One Logan Square Philadelphia, Pennsylvania 19103-6998 Attn: Barry H. Genkin, Esq. Facsimile: (215) 832-5514
     10.7 Entire Agreement; Assignment. All exhibits and schedules referred to in this Agreement are integral parts hereof, and this Agreement, together with such exhibits and schedules, constitutes the entire agreement among the parties hereto with respect to the matters contained herein and therein, and supersedes all prior agreements and understandings between the parties with respect thereto. This Agreement shall not be assigned or delegated (whether pursuant to a merger, by operation of Law or otherwise).
     10.8 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
     10.9 Knowledge of the Parties. Where any representation or warranty contained in this Agreement is expressly qualified by reference to the knowledge of any of the parties hereto, each of the parties hereto acknowledges and confirms that it has made reasonable inquiry as to the matters that are the subject of such representations and warranties. Where reference is made to a party’s knowledge or any similar phrase, such reference shall be deemed to include the respective executive officers and directors of such party and each of its Subsidiaries, all of whom shall be deemed to have conducted the inquiry required in this Section 10.9.
     10.10 Attorneys’ Fees. In any action or proceeding brought to enforce any provision of this Agreement, or where any provision hereof is validly asserted as a defense, the successful party shall be entitled to recover reasonable attorneys’ fees and expenses through all appeals in addition to any other remedy.
     10.11 No Third Party Beneficiary. Except as permitted in Section 7.8 hereof, nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the parties hereto and their respective heirs, personal representatives, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.
     10.12 Injunctive Relief. It is possible that remedies at law may be inadequate and, therefore, the parties hereto shall be entitled to equitable relief including, without limitation, injunctive relief, specific performance or other equitable remedies in addition to all other remedies provided hereunder or available to the parties hereto at law or in equity.

     10.13 Jurisdiction; Venue. Any suit, action or proceeding against any party with respect to this Agreement or any judgment entered by any court in respect of this Agreement shall be brought in a federal or state court in Broward County, Florida, and the parties hereto accept the exclusive jurisdiction of those courts for the purpose of any such suit, action or proceeding. In addition, the parties irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement, or any judgment entered by any court in respect hereof brought in Broward County, Florida.
     10.14 Severability. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger and the other transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that such transactions be consummated as originally contemplated to the fullest extent possible.
     10.15 Waiver. Any waiver by any party hereto of any of its rights or remedies under this Agreement or of any breach or violation of or default under this Agreement must be in writing and signed by the party to be charged thereunder and shall not constitute a waiver of any of its other rights or remedies or of any other or future breach, violation or default hereunder.
     10.16 Special Committee. Except as may be required by applicable Law, prior to the Effective Time, any consent, waiver or other determination to be made, or action to be taken, by Levitt under this Agreement shall be made or taken only upon the approval of the Special Committee.
     10.17 Time of the Essence. Time is of the essence in the performance of all agreements, obligations and covenants by the parties under this Agreement.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

BFC FINANCIAL CORPORATION, a Florida corporation
By:	/s/ Alan B. Levan
Alan B. Levan,
Chief Executive Officer and Chairman of the Board

LEV MERGER SUB, INC., a Florida corporation
By:	/s/ Alan B. Levan
Alan B. Levan,
President

LEVITT CORPORATION, a Florida corporation
By:	/s/ Seth M. Wise
Seth M. Wise, President

EXHIBIT A
AFFILIATE LETTER
___________, 2007
BFC Financial Corporation
2100 West Cypress Creek Road
Fort Lauderdale, Florida 33309
Ladies and Gentlemen:
     The undersigned has been advised that, as of the date of this letter, the undersigned may be deemed to be an “affiliate” of Levitt Corporation, a Florida corporation (“Levitt”), as the term “affiliate” is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the “Rules and Regulations”) of the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “1933 Act”). Pursuant to the terms of the Agreement and Plan of Merger dated as of January 30, 2007 (the “Merger Agreement”) among Levitt, BFC Financial Corporation, a Florida corporation (“BFC”), and LEV Merger Sub, Inc., a Florida corporation and wholly-owned subsidiary of BFC (“Merger Sub”), each share of Class A Common Stock, $0.01 par value, of Levitt issued and outstanding immediately prior to the Effective Time set forth in the Merger Agreement (the “Levitt Class A Common Stock”), shall be automatically converted at the Effective Time into the right to receive the number of shares of Class A Common Stock, 0.01 par value, of BFC (the “BFC Class A Common Stock”) set forth in the Merger Agreement (together with cash in lieu of fractional shares), and Levitt will be merged with and into Merger Sub with Merger Sub to be the surviving corporation in the merger (the “Merger”). Terms capitalized but not otherwise defined herein shall have the meaning ascribed to them in the Merger Agreement.
     As a result of the Merger, the undersigned will receive shares of BFC Class A Common Stock in exchange for shares owned by the undersigned of Levitt Class A Common Stock.
     The undersigned represents, warrants and covenants to BFC that, as of the first date the undersigned receives any BFC Class A Common Stock as a result of the Merger:
A.	The undersigned shall not make any sale, transfer or other disposition of the BFC Class A Common Stock in violation of the 1933 Act or the Rules and Regulations.

B.	The undersigned has carefully read this letter and the Merger Agreement and discussed, to the extent the undersigned felt necessary, with the undersigned’s counsel or counsel for Levitt, the requirements of such documents and other applicable limitations upon the undersigned’s ability to sell, transfer or otherwise dispose of BFC Class A Common Stock.

C.	The undersigned has been advised that the issuance of BFC Class A Common Stock to the undersigned pursuant to the Merger will be registered with the SEC under the 1933 Act on a Registration Statement on Form S-4. The undersigned has also been advised that, because, at the time the Merger is submitted for a vote of the shareholders of Levitt, the undersigned may be deemed an affiliate of Levitt, the undersigned may not sell, transfer or otherwise dispose of BFC Class A Common Stock issued to the undersigned in the Merger unless such sale, transfer or other disposition (i) has been registered under the 1933 Act, (ii) is made in conformity with Rule 145 promulgated by the SEC under the 1933 Act, or (iii) in the opinion of counsel, which opinion and counsel shall be reasonably satisfactory to BFC, is otherwise exempt from registration under the 1933 Act.

D.	The undersigned understands that BFC is under no obligation to register the sale, transfer or other disposition of the BFC Class A Common Stock by the undersigned or on the undersigned’s behalf under the 1933 Act or to take any other action necessary in order to enable the undersigned to make such sale, transfer or other disposition in compliance with an exemption from such registration; provided, however, that BFC shall use reasonable efforts to file timely with the SEC all filings required to be filed by it under the Securities Exchange Act of 1934, as amended.

E.	The undersigned also understands that there will be placed on the certificates for the BFC Class A Common Stock issued to the undersigned, or on any substitutions therefor, a legend stating in substance:
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF ONLY IN ACCORDANCE WITH THE TERMS OF A LETTER AGREEMENT BETWEEN THE REGISTERED HOLDER HEREOF AND BFC FINANCIAL CORPORATION, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF BFC FINANCIAL CORPORATION.”
F.	The undersigned also understands that, unless the transfer by the undersigned of the undersigned’s BFC Class A Common Stock has been registered under the 1933 Act, or is a sale made in conformity with the provisions of Rule 145, BFC reserves the right to put the following legend on the certificates issued to the undersigned’s transferee:
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SECURITIES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SECURITIES HAVE NOT BEEN ACQUIRED BY THE HOLDER WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR IN

ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933.”
It is understood and agreed that the legends set forth in paragraphs E and F above shall be promptly removed by delivery of substitute certificates without such legend if (i) the securities represented thereby have been registered for sale by the undersigned under the 1933 Act, or (ii) BFC has received either an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to BFC, or a “no-action” letter obtained by the undersigned from the SEC staff to the effect that the restrictions imposed by Rule 145 under the 1933 Act no longer apply to the undersigned.
G.	The undersigned further understands and agrees that the representations, warranties, covenants and agreements of the undersigned set forth herein are for the benefit of BFC and the Surviving Corporation (as defined in the Merger Agreement) and will be relied upon by such corporations and their respective counsel.

H.	The undersigned understands and agrees that the restrictions of this letter agreement shall apply to all shares of BFC Class A Common Stock that are acquired by the undersigned in the Merger.
     Execution of this letter shall not be considered an admission on the part of the undersigned that the undersigned is an “affiliate” of Levitt as described in the first paragraph of this letter, nor as a waiver of any rights that the undersigned may have to object to any claim that the undersigned is such an affiliate on or after the date of this letter.

Very truly yours,
By:	/s/
Name:

Accepted this ___ day of __________, 2007:
BFC FINANCIAL CORPORATION

By:	/s/
Name:
Title: